UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
(Amendment No.  )

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☐	Soliciting Material under §240.14a-12

Endocyte, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 2, 2015

Dear Fellow Stockholder:

It is my pleasure to invite you to the 2015 Annual Meeting of Stockholders of Endocyte, Inc. on Thursday, May 14, 2015 at 12:00 p.m. (EDT), at the offices of Faegre Baker Daniels LLP, 600 East 96th Street, Suite 600, Indianapolis, Indiana 46240. At the meeting, stockholders will vote on the business items listed in the notice of the meeting, which follows on the next page.

Again this year, we are furnishing proxy materials to our stockholders over the Internet. We believe that this e-proxy process expedites stockholders’ receipt of proxy materials, helps keep our costs low and reduces the environmental impact of our annual meeting. On or about April 2, 2015, we mailed our stockholders a Notice of Internet Availability containing instructions on how to access our Proxy Statement and our 2014 Annual Report to Stockholders and vote online. The Notice also contains instructions on how you can receive a paper copy of the proxy statement and annual report.

Whether or not you plan to attend the meeting, your vote is important and we encourage you to vote promptly.

You may vote your shares via a toll-free telephone number or over the Internet. If you received a paper copy of the proxy card by mail, you may sign, date and mail the proxy card in the envelope provided. Instructions regarding all three methods of voting are contained in the proxy statement and on the proxy card.

I look forward to seeing you at the annual meeting.

Sincerely,

P. Ron Ellis
President
and Chief Executive Officer

Endocyte, Inc.
3000 Kent Avenue, Suite A1-100
West Lafayette, Indiana 47906

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TIME
12:00 p.m. (EDT) on Thursday, May 14, 2015
PLACE
Offices of Faegre Baker Daniels LLP, 600 East 96th Street, Suite 600, Indianapolis, Indiana 46240
ITEMS OF BUSINESS
(1) To elect three directors to serve until the 2018 annual meeting of stockholders.
(2) To consider ratifying the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2015.
(3) To transact such other business as may properly come before the meeting.
RECORD DATE
You can vote if you are a stockholder of record on March 20, 2015.
ANNUAL REPORT
Our 2014 annual report to stockholders accompanies but is not part of these proxy materials.
PROXY VOTING
We cordially invite you to attend the meeting, but regardless of whether you plan to be present, please vote in one of these ways:
(1) VISIT THE WEB SITE noted on your proxy card or the Notice of Internet Availability of Proxy Materials to vote via the Internet;
(2) If you receive a printed copy of the proxy materials by mail, USE THE TOLL-FREE TELEPHONE NUMBER shown on your proxy card (this is a free call in the U.S.);

(3)

If you receive a printed copy of the proxy materials by mail, MARK, SIGN, DATE AND PROMPTLY RETURN your proxy card in the envelope provided, which requires no additional postage if mailed in the U.S.

By order of the Board of Directors,

Daniel L. Boeglin
Secretary

April 2, 2015

i

Endocyte, Inc.
3000 Kent Avenue, Suite A1-100
West Lafayette, Indiana 47906

PROXY STATEMENT

This proxy statement and accompanying proxy are being provided to stockholders in connection with the solicitation by the Board of Directors of Endocyte, Inc. (“Endocyte,” “we,” “us,” “our” or the “company”) of proxies to be voted at the 2015 annual meeting on May 14, 2015.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Why did stockholders receive a Notice of Internet Availability of Proxy Materials?

All of our stockholders will receive a Notice of Internet Availability of Proxy Materials, or Notice, which was or will be sent to stockholders on or about April 2, 2015, containing information on the availability of our proxy materials on the Internet. Stockholders will not receive a printed copy of our proxy materials unless requested in the manner described in the Notice. The Notice explains how to access and review this proxy statement and our 2014 Annual Report to Stockholders, and how you may vote by proxy.

What is a proxy?

A proxy is your legal designation of another person to vote on your behalf. By completing and returning the enclosed proxy card, you are giving the persons named in the proxy card, P. Ron Ellis and Michael A. Sherman, the authority to vote your shares in the manner you indicate on your proxy card.

Who is qualified to vote?

You are qualified to vote on all matters presented to the stockholders at the meeting if you own shares of our common stock, par value $.001 per share, at the close of business on March 20, 2015.

How many shares may vote at the meeting?

On March 20, 2015, there were 41,927,356 shares of common stock outstanding, all of which are entitled to vote on all matters presented to stockholders at the meeting.

How many shares must be present to hold the meeting?

The presence at the meeting in person or by proxy of holders of common stock representing a majority of all the votes entitled to be cast at the meeting, or 20,963,679 shares, will constitute a quorum for the transaction of business.

What is the difference between a “stockholder of record” and a “street name” holder?

These terms describe how your shares are held. If your shares are registered directly in your name with Computershare Trust Company, N.A. our transfer agent, you are a “stockholder of record.” If your shares are held in the name of a brokerage, bank, trust or other nominee as a custodian, you are a “street name” holder.

How do I vote my shares?

If you are a “stockholder of record,” you have several choices. You can vote your shares by proxy:

•	By mailing your proxy card;
•	Over the telephone; or
•	Via the Internet.

Please refer to the specific instructions set forth on the Notice or printed proxy materials. For security reasons, our electronic voting system has been designed to authenticate your identity as a stockholder.

If you hold your shares in “street name,” your broker/bank/trustee/nominee will provide you with materials and instructions for voting your shares.

Can I vote in person at the meeting?

If you are a “stockholder of record,” you may vote your shares in person at the meeting. If you hold your shares in “street name,” you must obtain a proxy from your broker, bank, trustee or nominee, giving you the right to vote the shares at the meeting.

What do I need to do to attend the meeting in person?

Proof of stock ownership and some form of government-issued photo identification (such as a valid driver’s license or passport) will be required for admission to the meeting. Only stockholders who owned Endocyte, Inc. common stock as of the close of business on March 20, 2015 are entitled to attend the meeting.

•	If your shares are registered in your name and you owned Endocyte, Inc. common stock as of the close of business on March 20, 2015, you only need to provide some form of government issued photo identification for admission.
•	If your shares are held in a bank or brokerage account, contact your bank or broker to obtain a written legal proxy in order to vote your shares at the meeting. If you do not obtain a legal proxy from your bank or broker, you will not be entitled to vote your shares, but you can still attend the meeting if you bring a recent bank or brokerage statement showing that you owned shares of Endocyte, Inc. common stock on March 20, 2015.

What are the Board’s recommendations on how I should vote my shares?

The Board recommends that you vote your shares as follows:

•	Proposal 1: FOR all of the nominees for election as directors.
•	Proposal 2: FOR the proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm (independent auditors) for the year ending December 31, 2015.

How would my shares be voted if I do not specify how they should be voted?

If you sign and return a proxy card without indicating how you want your shares to be voted, the persons named as proxies will vote your shares as follows:

•	Proposal 1: FOR all of the nominees for election as directors.
•	Proposal 2: FOR the proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm (independent auditors) for the year ending December 31, 2015.

What are broker non-votes?

A broker non-vote occurs when a broker, bank, trustee or nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary authority to vote for that particular proposal and has not received instructions from the beneficial owner as to how to vote its shares. Proposal 1 falls into this category. If you do not provide your broker with voting instructions, your shares will not be voted on the proposal to elect directors.

What vote is required to approve each proposal?

The following votes are required from the holders of common stock to approve each of the proposals:

Proposal Number	Subject	Vote Required	Impact of Abstentions and Broker Non-Votes, if any
1	Election of directors	Directors will be elected by a plurality of the votes cast. The nominees receiving the most FOR votes will be elected.	Abstentions and broker non-votes will not count as votes cast on the proposal and will not affect the outcome of the vote.
2	Ratification of appointment of independent registered public accounting firm	The holders of a majority of the shares present in person or by proxy at the meeting and entitled to vote must vote FOR to approve the proposal.	Abstentions will have the same effect as votes cast AGAINST the proposal. Broker non-votes will not affect the outcome of the proposal.

Why did I receive more than one Notice or proxy card?

You will receive multiple Notices or cards if you hold your shares in different ways (e.g., joint tenancy, trusts, custodial accounts) or in multiple accounts. If your shares are held by a broker (i.e., in “street name”), you will receive your proxy card or other voting information from your broker, and you will return your proxy card(s) to your broker. You should vote on and sign each proxy card you receive.

Can I change my vote after I have mailed in my proxy card?

You may revoke your proxy by doing one of the following:

•	By sending a written notice of revocation to Corporate Secretary, Endocyte, Inc., 8910 Purdue Road, Suite 250, Indianapolis, Indiana 46268 that is received prior to the meeting, stating that you revoke your proxy;
•	By delivering a later-dated proxy in writing, over the telephone or via the Internet, and submitting it so that it is received prior to the cut-off time in accordance with the instructions included in the Notice and proxy card(s); or
•	By attending the meeting and voting your shares in person.

What happens if additional matters are presented at the annual meeting?

We know of no matters other than the items of business described in this proxy statement that are to be considered at the meeting. If other matters requiring a vote do arise, the persons named as proxies will have the discretion to vote on those matters for you.

Who will count the votes?

Our controller has been appointed by our board of directors as the inspector of election for the annual meeting. She will count the votes and later certify such action. The inspector will be present at the meeting.

Will the meeting be accessible to disabled persons?

The location of the meeting is accessible to disabled persons. Please call Joye Fisher at least five days in advance at 765-463-7175 if you require any special accommodations.

How can I review the list of stockholders entitled to vote at the meeting?

A list of stockholders entitled to vote at the meeting will be available at the meeting and for ten days prior to the meeting, between the hours of 8:45 a.m. and 4:30 p.m., at our offices at 8910 Purdue Road, Suite 250, Indianapolis, Indiana 46268. If you would like to view the stockholder list, please contact our Corporate Secretary to schedule an appointment.

Who pays the cost of this proxy solicitation?

We will pay the cost of preparing, assembling and mailing the proxy materials. We will also request banks, brokers and other holders of record to send the proxy materials to, and obtain proxies from, beneficial owners and will reimburse them for their reasonable expenses in doing so.

Is this proxy statement the only way that proxies are being solicited?

Certain employees or other representatives of the company may also solicit proxies by telephone, facsimile, e-mail or personal contact. They will not be specifically compensated for doing so.

BENEFICIAL OWNERSHIP OF COMMON STOCK BY CERTAIN
STOCKHOLDERS AND MANAGEMENT

The following table sets forth information concerning the beneficial ownership of our common stock as of March 23, 2015, of (1) each person (including any group) known to us to beneficially own more than five percent (5%) of any class of our voting securities as of March 23, 2015, (2) our directors and nominees for election as directors, (3) our named executive officers and (4) all of our directors and executive officers as of March 23, 2015 as a group. Unless otherwise indicated in the footnotes, shares are owned directly and the indicated person has sole voting and investment power. Also, unless otherwise noted below, the address of each person listed on the table is c/o Endocyte, Inc., 3000 Kent Avenue, Suite A1-100, West Lafayette, Indiana 47906.

	Shares
Name and Address of Beneficial Owner	Number of Shares	%
FMR LLC(1) 245 Summer Street, Boston, MA 02210	5,004,259	11.94
Entities related to Sanderling Ventures(2) Sanderling Ventures 400 S. El Camino Real, Suite 1200, San Mateo, CA 94402	3,545,617	8.46
Pension Fund of the Christian Church (Disciples of Christ), Inc.(3) 130 East Washington Street, Indianapolis, IN 46204-3645	3,382,678	8.07
P. Ron Ellis(4)	1,018,058	2.39
Michael A. Sherman(5)	372,887		*
Scot L. Harper, Ph.D.(6)	27,432		*
Christopher P. Leamon, Ph.D.(7)	323,807		*
David D. Meek(8)	1,279		*
Binh Nguyen M.D., Ph.D.(9)	126,234		*
John C. Aplin, Ph.D.(10)	84,769		*
Keith E. Brauer(11)	82,421		*
Colin Goddard(12)	32,667		*
Ann F. Hanham, Ph.D.(13)	63,706		*
Marc D. Kozin(14)	48,000		*
Philip S. Low, Ph.D.(15)	710,746	1.68
Peter D. Meldrum(16)	58,000		*
Fred A. Middleton(17)	3,778,072	9.00
Lesley Russell, M.B.Ch.B.(18)	56,000		*
All current directors and executive officers as a group (16 people as of 3/23/15)(19)	6,759,854	15.30

*	Less than 1%.
(1)	Based solely on information provided in a Schedule 13G/A filed with the Securities and Exchange Commission on February 13, 2015. The reporting persons consist of FMR LLC, Edward C. Johnson 3d, Abigail P. Johnson and Fidelity Growth Company Fund. The reporting persons reported that they may be deemed to have control over various entities that are the beneficial owners of the reported shares, and that they have sole power to vote or to direct the vote of 621,800 shares and sole power to dispose or to direct the disposition of 5,004,259 shares.
(2)	Consists of (i) 100,828 shares held by Sanderling V Beteiligungs GmbH & Co. KG; (ii) 162,170 shares held by Sanderling V Biomedical Co-Investment Fund, L.P.; (iii) 249,148 shares held by Sanderling V Biomedical, L.P.; (iv) 113,315 shares held by Sanderling V Limited Partnership; (v) 267,491 shares held by Sanderling Venture Partners V Co-Investment Fund, L.P.; (vi) 1,017,304 shares held by Sanderling Venture Partners V, L.P.; (vii) 831,461 shares held by Sanderling Venture Partners VI Co-Investment Fund, L.P.; (viii) 8,434 shares held by Sanderling VI Beteiligungs GmbH and Co. KG; (ix) 10,049 shares held by Sanderling VI Limited Partnership; and (x) 785,417 shares held by Sanderling V Strategic Exit Fund, L.P. Fred Middleton is a managing director of Middleton, McNeil & Mills Associates V, LLC which has the ultimate voting and investment power over shares held of record by Sanderling V Beteiligungs GmbH & Co. KG, Sanderling V Biomedical Co-Investment Fund, L.P., Sanderling V Biomedical, L.P., Sanderling V Limited Partnership, Sanderling Venture Partners V Co-Investment Fund, L.P., Sanderling Venture Partners V, L.P., Sanderling Venture Partners VI Co-Investment Fund, L.P., Sanderling VI Beteiligungs GmbH and Co. KG, Sanderling VI Limited Partnership, and Sanderling V Strategic Exit Fund, L.P., and he may be deemed to have voting and investment power over shares held of record by those entities. Mr. Middleton disclaims beneficial ownership of the shares directly held by the entities affiliated with Sanderling except to the extent of his individual pecuniary interest therein.
(3)	Based solely on information provided in a Schedule 13G filed with the Securities and Exchange Commission on February 6, 2012.
(4)	Consists of (i) 261,446 shares held by P. Ron Ellis, and (ii) 756,612 shares held by P. Ron Ellis issuable upon exercise of options exercisable within 60 days of March 23, 2015.
(5)	Consists of (i) 90,909 shares held by Michael A. Sherman, (ii) 19,919 shares held by Sherman Investors LLC over which Mr. Sherman disclaims beneficial ownership except to the extent of his pecuniary interest therein, and (iii) 262,059 shares issuable upon exercise of options exercisable within 60 days of March 23, 2015.
(6)	Consists of (i) 1,182 shares held by Scot L. Harper and (ii) 26,250 shares issuable upon exercise of options exercisable within 60 days of March 23, 2015.
(7)	Consists of (i) 25,480 shares held by Christopher P. Leamon and (ii) 298,327 shares issuable upon exercise of options exercisable within 60 days of March 23, 2015.
(8)	Consists of 1,279 shares held by David D. Meek.
(9)	Consists of (i) 13,984 shares held by Binh Nguyen and (ii) 112,250 shares issuable upon exercise of options exercisable within 60 days of March 23, 2015.
(10)	Consists of (i) 21,063 shares held by John Aplin and (ii) 63,706 shares issuable upon exercise of options exercisable within 60 days of March 23, 2015.
(11)	Consists of 82,421 shares issuable upon exercise of options exercisable within 60 days of March 23, 2015.
(12)	Consists of 32,667 shares issuable upon exercise of options exercisable within 60 days of March 23, 2015.
(13)	Consists of 63,706 shares issuable upon exercise of options exercisable within 60 days of March 23, 2015.
(14)	Consists of 48,000 shares issuable upon exercise of options exercisable within 60 days of March 23, 2015.
(15)	Consists of (i) 175,315 shares held by Philip S. Low revocable trust, (ii) 193,318 shares held by Joan Low revocable trust, (iii) 8,419 shares held by Philip S. Low and (iv) 333,694 shares issuable upon exercise of options exercisable within 60 days of March 23, 2015.
(16)	Consists of 58,000 shares issuable upon exercise of options exercisable within 60 days of March 23, 2015.
(17)	Consists of (i) 3,545,617 shares held by entities affiliated with Sanderling Ventures, (ii) 168,749 shares held by Fred A. Middleton and (iii) 63,706 shares held by Fred A. Middleton issuable upon exercise of options exercisable within 60 days of March 23, 2015. Mr. Middleton disclaims beneficial ownership of the shares directly held by the entities affiliated with Sanderling Ventures except to the extent of his individual pecuniary interest therein.
(18)	Includes 56,000 shares issuable upon exercise of options exercisable within 60 days of March 23, 2015.
(19)	Includes 2,241,731 shares issuable upon exercise of options exercisable within 60 days of March 23, 2015.

CORPORATE GOVERNANCE MATTERS

Policies on Corporate Governance

Our Board of Directors recognizes that good corporate governance is important to ensure that the company is managed for the long-term benefit of stockholders. The Board has adopted Corporate Governance Principles, written charters for each of its standing committees and a Code of Ethics and Business Conduct and will amend them as appropriate to reflect new policies or practices. The current version of each of these documents is available on our website, www.endocyte.com, in the Investor Relations section, and will be provided in print without charge upon written request to our Corporate Secretary at 8910 Purdue Road, Suite 250, Indianapolis, Indiana 46268.

We will also either disclose on Form 8-K or post on our Internet website any substantive amendment to, or waiver from, a provision of the Code of Ethics and Business Conduct that applies to any of our directors or executive officers.

Board Composition

Our Board of Directors is currently composed of ten members, divided into three staggered classes of directors. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the same class whose terms are then expiring. The terms of the directors will expire upon the election and qualification of successor directors at the Annual Meeting of Stockholders to be held during the years 2017 for the Class I directors, 2015 for the Class II directors and 2016 for the Class III directors.

•	Our Class I directors are John C. Aplin, Colin Goddard, Philip S. Low and Lesley Russell.
•	Our Class II directors are Keith E. Brauer, Ann F. Hanham and Peter D. Meldrum.
•	Our Class III directors are P. Ron Ellis, Marc D. Kozin and Fred A. Middleton.

Our amended and restated certificate of incorporation and bylaws provide that the number of our directors, which is currently ten members, shall be fixed from time to time by a resolution of the majority of our Board of Directors.

Board Leadership Structure

John C. Aplin, one of our independent directors, currently serves as a non-executive Chairman of the Board. P. Ron Ellis is our President and Chief Executive Officer. Mr. Ellis focuses on the day-to-day developments of the company and establishes the company’s growth strategy and strategic plan. Mr. Aplin chairs the Board and, in that capacity, can impact the issues that are brought before the Board. The Board of Directors believes that these complementary roles provide an appropriate leadership structure for the company at this time.

The Board of Directors expects to re-evaluate its leadership structure on an ongoing basis and may change it as circumstances warrant. The Board believes that the current leadership structure of separate individuals holding the Chairman and Chief Executive Officer roles allows the Board to function efficiently and effectively. If the Chairman and the Chief Executive Officer is combined in the future, the Board will designate one of its independent directors as “Lead Independent Director” with the responsibilities described in our Corporate Governance Principles.

Board’s Role in Oversight of Risk Management

While risk management is primarily the responsibility of our management, the Board of Directors, acting primarily through the Audit Committee, provides overall risk oversight with a focus on the most significant risks facing us. We use a risk management process to identify and assess the major risks we face and develop strategies for controlling, mitigating and monitoring risk. As part of this process, we gather information throughout the company to identify and prioritize major risks. The identified risks and mitigation strategies are validated with management and presented to the Audit Committee on an ongoing basis.

Examples of major risks we have identified are our ability to achieve regulatory milestones, enter into license or other business development transactions, access capital and execute clinical trials in a timely manner.

Information concerning risks relating to our compensation policies and practices is provided on page 29 of this proxy statement. Additional review or reporting on risks is conducted as needed or as requested by the Board or Audit Committee.

Director Independence

Our common stock is listed on The Nasdaq Global Market. Under the listing rules of The Nasdaq Stock Market LLC (“Nasdaq”), independent directors must comprise a majority of a listed company’s board of directors and, subject to specified exceptions, independent directors must be the members of a listed company’s audit, compensation and nominating and corporate governance committees. Audit committee and compensation committee members must also satisfy additional independence criteria. Under the Nasdaq listing rules, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

In order to be considered to be independent for purposes of audit committee membership, a director may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board committee: (1) accept, directly or indirectly, any consulting, advisory or other compensatory fee from the listed company or any of its subsidiaries; or (2) be an affiliated person of the listed company or any of its subsidiaries.

In order to be considered to be independent for purposes of compensation committee membership, a listed company’s board of directors must consider all factors specifically relevant to determining whether a director has a relationship to the listed company which is material to that director’s ability to be independent from management in connection with the duties of a compensation committee member, including, but not limited to: (1) the source of compensation of such director, including any consulting, advisory or other compensatory fee paid by the listed company to such director; and (2) whether such director is affiliated with the listed company, a subsidiary of the listed company or an affiliate of a subsidiary of the listed company.

After reviewing the composition of the Board of Directors, the composition of its committees and the independence of each director, our Board of Directors has determined that none of Messrs. Brauer, Kozin, Meldrum and Middleton and Drs. Aplin, Goddard, Hanham and Russell, representing eight of our ten directors, has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the Nasdaq listing rules. Our Board of Directors also determined that Messrs. Brauer and Middleton and Dr. Aplin, who comprise our Audit Committee, Messrs. Kozin and Meldrum and Dr. Goddard, who comprise our Compensation Committee, and Drs. Hanham and Russell and Mr. Kozin who comprise our Nominating and Corporate Governance Committee, satisfy the independence standards for those committees established by applicable Securities and Exchange Commission rules and the Nasdaq listing rules.

Mr. Ellis and Dr. Low are executive officers and employees of the company. Consequently, Mr. Ellis and Dr. Low are not considered independent directors.

Nominations for Directors

The Nominating and Corporate Governance Committee screens candidates and recommends candidates for nomination to the Board. In seeking and evaluating director candidates, the Nominating and Corporate Governance Committee considers individuals in accordance with the criteria described below under “— Director Qualifications.” Director candidates may be recommended by Board members, a third-party search firm or stockholders. From time to time since 2012, the Nominating and Corporate Governance Committee has utilized Levin & Company, Inc., a third-party search firm, to assist it in identifying and evaluating potential candidates for director.

The Nominating and Corporate Governance Committee will consider director nominees recommended by stockholders. A stockholder who wishes to recommend a director candidate should send such recommendation to our Corporate Secretary at 8910 Purdue Road, Suite 250, Indianapolis, Indiana 46268, who will forward it to the committee. Any such recommendation should include a description of the candidate’s qualifications for Board service, the candidate’s written consent to be considered for nomination and to serve if nominated and elected, and addresses and telephone numbers for contacting the stockholder and the candidate for more information. A stockholder who wishes to nominate an individual as a director candidate at the annual meeting of stockholders, rather than recommend the individual to the Nominating and Corporate Governance Committee as a nominee, must comply with the advance notice requirements for stockholder nominations set forth in our Amended and Restated By-Laws.

Director Qualifications

The Board of Directors believes that its members should exhibit high standards of independent judgment and integrity, have a strong record of achievement, have an understanding of our business and the competitive environment in which we operate, and bring the benefits of their experiences and backgrounds to the Board and committee functions. Directors should be committed to enhancing stockholder value on a long-term basis and have sufficient time to carry out their duties.

In considering director nominees, the Nominating and Corporate Governance Committee reviews the current composition of the Board, including issues of character, judgment, diversity, age, independence, corporate experience, length of service, understanding of the Company’s business, other commitments and any specialized areas of expertise needed by the Board or any of its committees. Although the Board does not have a policy requiring the consideration of diversity as a principal factor in identifying director candidates, the committee is expected to evaluate a candidate’s background, age, education, professional accomplishments and experiences and the effect that the candidate’s election would have on the composition of the Board as a whole.

Board and Director Evaluations

On an annual basis, the Nominating and Corporate Governance Committee leads a comprehensive evaluation process of the Board and individual directors. Each director completes a performance self-evaluation questionnaire, which contains questions regarding the performance of the full Board, each standing committee and each individual Board member. The chairman of the committee reviews and prepares a summary of the completed questionnaires. Each director is also interviewed by a member of the Nominating and Corporate Governance Committee. The committee reviews and discusses the results of the questionnaires and the interviews. The committee reports those results to the full Board, and the full Board further reviews and discusses the results of the evaluations.

Communications with the Independent Directors of the Board

The Board has implemented a process by which our stockholders and other interested parties may communicate with the Board or one or more members of our Board in a written communication addressed to Corporate Secretary, Endocyte, Inc., 8910 Purdue Road, Suite 250, Indianapolis, Indiana 46268. The Board has instructed our Corporate Secretary to promptly forward all such communications to the specified addressees thereof. However, certain items which are unrelated to the duties and responsibilities of the Board will be excluded, such as: product complaints, product inquiries, new product suggestions, resumes, surveys and advertisements. In addition, material that is unduly hostile, threatening, illegal or similarly unsuitable will be excluded, with the provision that any communication that is filtered out must be made available to any non-management director upon request.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers and persons who own more than 10% of our common stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Based on our records, we believe that during 2014 all applicable Section 16(a) filing requirements were met.

TRANSACTIONS WITH RELATED PERSONS

Policy

We have adopted a formal policy that our executive officers, directors, holders of more than five percent of any class of our voting securities, and any member of the immediate family of and any entity affiliated with any of the foregoing persons, are not permitted to enter into a related party transaction with us without the prior consent of our audit committee, or other independent members of our Board of Directors in the case it is inappropriate for our audit committee to review such transaction due to a conflict of interest. In approving or rejecting any such proposal, our audit committee is to consider the relevant facts and circumstances available and deemed relevant by the audit committee, including, but not limited to, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related party’s interest in the transaction.

Related Party Transactions

Since January 1, 2014, we have been a party to the following arrangements, in which the amount involved exceeded or will exceed $120,000, and in which any director, executive officer or holder of more than five percent of any class of our voting stock, or any member of the immediate family of or entities affiliated with any of them, had or will have a material interest.

Transactions with Our Founders and Entities Affiliated with Our Founders

Philip S. Low, Ph.D., our Chief Science Officer and one of our founders and directors, conducts research at Purdue University. We entered into an exclusive license agreement dated October 21, 1998, as amended, an exclusive license agreement effective March 1, 2010 and a master license agreement effective July 1, 2013 with Purdue Research Foundation to license certain intellectual property and methods that were invented in Dr. Low’s laboratory. Additionally, we are a party to a lease with Purdue Research Foundation, pursuant to which we paid $592,000 in 2014.

In September 2011, we entered into an agreement with On Target Laboratories, L.L.C., or On Target, to develop and commercialize products relating to the compound comprising our Folate and DUPA ligands and certain other licensed patents. The chief executive officer of On Target is the brother of Dr. Low, one of our directors and Chief Science Officer. Dr. Low also owns more than 10% of the equity of On Target. We believe the terms of the On Target agreement are no less favorable to us than terms that would be available in an arm’s-length transaction. On Target is solely responsible for conducting research and development, seeking regulatory approval and commercialization of products. If On Target fails to meet minimum spend requirements on research and development, we have the right to terminate the agreement. We will be entitled to receive minimum royalty payments annually based on net sales, but there is no guarantee that a commercial product will be developed and approved for commercial sales. We will also be entitled to reimbursement of expenses relating to patent expenses and payments to the inventors and Purdue University as certain milestones are met. During 2014, we received $20,000 in license payments and $50,614 in reimbursed research and development expenses, and we expect to receive approximately $20,000 during 2015 for license payments.

MEETINGS AND COMMITTEES OF THE BOARD

Meetings and Attendance

Our business, property and affairs are managed under the direction of our Board of Directors. Members of our Board of Directors are kept informed of our business by our President and Chief Executive Officer, other officers and the Chairman of the Board, by reviewing materials provided to them, and by participating in meetings of the Board and its committees. Directors are also expected to use reasonable efforts to attend the annual meeting of stockholders. During 2014, the Board of Directors met ten times. The Board conducts many of its oversight responsibilities through three standing committees, including an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. During 2014, all directors participated in 75% or more of the aggregate number of meetings of the Board and the committees on which they served. All directors at that time attended the 2014 annual meeting of stockholders in person.

Executive Sessions of Independent Directors

The independent directors meet in executive session without management present and the Chairman of the Board presides over these executive sessions. He also helps to set agendas for Board meetings and serves as a liaison between the independent directors and the senior management team.

Committee Membership

The table below indicates the composition of each standing committee, the audit committee members determined by the Board to be “audit committee financial experts” and the number of meetings held by each committee in 2014:

Committee	Committee Chair	Additional Committee Members	Audit Committee Financial Experts	Number of 2014 Committee Meetings
Audit	Keith E. Brauer	John C. Aplin, Ph.D.(1) Fred A. Middleton	Keith E. Brauer John C. Aplin, Ph.D. Fred A. Middleton	Nine
Compensation	Peter D. Meldrum	Colin Goddard Marc D. Kozin	N/A	Five
Nominating and Corporate Governance	Ann F. Hanham, Ph.D.	Marc D. Kozin Lesley Russell, M.B.Ch.B.	N/A	Four

(1)	Chairman of Board

The Audit Committee

The members of our Audit Committee are Messrs. Brauer and Middleton and Dr. Aplin, each of whom is a non-employee member of our Board of Directors. Mr. Brauer is the chairman of the committee. Each of the members of the committee has been determined by the Board to be an audit committee financial expert, as that term is defined under the Securities and Exchange Commission rules implementing Section 407 of the Sarbanes-Oxley Act of 2002, and possesses financial sophistication, as defined under the Nasdaq listing rules. Our Audit Committee is responsible for, among other things:

•	reviewing and approving the selection of our independent registered public accounting firm and approving the audit and non-audit services to be performed by our independent registered public accounting firm;
•	monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters;
•	reviewing the adequacy and effectiveness of our internal control policies and procedures;

•	discussing the scope and results of the audit with the independent registered public accounting firm and reviewing with management and the independent registered public accounting firm our interim and year-end operating results; and
•	preparing the audit committee report that the Securities and Exchange Commission requires in our annual proxy statement.

The Compensation Committee

The members of our Compensation Committee are Messrs. Kozin and Meldrum and Dr. Goddard. Mr. Meldrum is the chairman of the committee. The Compensation Committee is responsible for, among other things:

•	overseeing our compensation policies, plans and benefit programs;
•	reviewing and approving for our executive officers: the annual base salary, the annual incentive bonus, including the specific goals and amount, equity compensation, employment agreements, severance arrangements and change in control arrangements, and any other benefits, compensations or arrangements;
•	discussing the Compensation Discussion and Analysis required by Securities and Exchange Commission regulations with management and, if appropriate, recommending its inclusion in the company’s proxy statement and its incorporation by reference in the company’s annual report on Form 10-K;
•	administering the issuance of stock options and other awards under our stock plans; and
•	reviewing the results of advisory votes on executive compensation and determining whether to revise our compensation policies and programs to respond to stockholder concerns.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee during 2014 was an officer, employee or former officer of Endocyte or had any relationship requiring disclosure in this proxy statement pursuant to Securities and Exchange Commission regulations. None of our executive officers served as a member of a compensation committee or a director of another entity under the circumstances requiring disclosure in this proxy statement pursuant to Securities and Exchange Commission regulations.

The Nominating and Corporate Governance Committee

The members of our Nominating and Corporate Governance Committee are Mr. Kozin and Drs. Hanham and Russell. Dr. Hanham is the chairman of the committee. The Nominating and Corporate Governance Committee is responsible for, among other things:

•	assisting our Board of Directors in identifying prospective director nominees and recommending nominees for each annual meeting of stockholders to our Board of Directors;
•	reviewing developments in corporate governance practices and developing and recommending governance principles applicable to our Board of Directors;
•	reviewing the succession planning for our executive officers;
•	overseeing the evaluation of our Board of Directors and management; and
•	recommending members for each committee of our Board of Directors.

PROPOSAL 1 — ELECTION OF DIRECTORS

The Board of Directors currently consists of ten members divided into three classes whose three-year terms of office expire at successive annual meetings. Directors elected at the annual meeting will serve for a term of office expiring at the 2018 annual meeting. Based on the recommendation of the Nominating and Corporate Governance Committee, the Board has nominated the persons listed below as “Nominees for Director.” All of the nominees are current directors.

We expect each nominee for election as a director will be able to serve if elected. If any nominee is not able to serve, proxies will be voted in favor of the remainder of those nominated and may be voted for substitute nominees.

There are no family relationships among any of our directors or executive officers. The names, principal occupations and certain other information about the nominees and the directors whose term of office is not expiring at the annual meeting, as well as key experiences, qualifications, attributes and skills of those persons that led the Nominating and Corporate Governance Committee to conclude that such person is currently qualified to serve as a director are set forth on the following pages.

Nominees for Director (Class II Directors)

Keith E. Brauer

Age 66
Audit Committee (Chairman)

Mr. Brauer has served as a member of our Board of Directors since August 2006. From August 1999 through December 2011, Mr. Brauer served in various roles at the Community Hospitals of Indianapolis, or CHI, including roles with CHI’s affiliate, Indiana Heart Hospital, or IHH. Mr. Brauer served as a member of CHI’s finance committee from August 1999 to December 2011, and as a member of IHH’s board of directors from April 2006 to December 2011, as Chairman of IHH’s board of directors. Mr. Brauer was also a member of CHI’s board of directors from October 2000 to December 2009 and as Chairman of CHI’s board of directors from August 2003 to August 2005. He also served on the board of directors from June 2006 to March 2013 and as chairman of the audit committee from September 2006 to March 2013 of NanoInk, Inc., a nanometer-scale manufacturing and applications development company. He has also served on the board of directors since August 2008 and chairman of the audit committee since October 2008 of NICO Corporation, a neurosurgery company. From 1988 to 1994, Mr. Brauer served in various executive roles at Eli Lilly and Company, a healthcare company, most recently as Executive Director and Chief Accounting Officer. From July 1994 to April 2006, Mr. Brauer served as Vice President, Finance and Chief Financial Officer of Guidant, which was acquired by Boston Scientific Corporation, a medical device company, in April 2006. Mr. Brauer retired with full benefits after the acquisition of Guidant and has not sought full time employment since that time. Mr. Brauer occasionally consults for investors in the medical device industry. Mr. Brauer holds a B.S. in management from Indiana University and an M.B.A. from the University of Michigan and has been a member of the Financial Executives Institute since 1984.

We believe that Mr. Brauer possesses specific attributes that qualify him to serve as a member of our Board of Directors, including his financial, general operational and management experience.

Ann F. Hanham, Ph.D.

Age 62
Nominating and Corporate Governance Committee (Chairman)

Dr. Hanham has served as a member of our Board of Directors since November 2004. Dr. Hanham has been the Managing Partner at BAR Capital Management, an investment adviser firm, since December 2013. Beginning in February 2000, Dr. Hanham was with Burrill & Company, a venture capital and merchant banking firm, serving as a managing director from 2002 to November 2013. Dr. Hanham currently serves on the board of directors of SCYNEXIS, Inc., a pharmaceutical company. She previously served on the board of directors of BioMimetic Therapeutics, Inc., a biopharmaceutical company, from May 2001 to September 2006; Biotie Therapies, a drug discovery and development company, from March 2009 to April 2011; and Targacept, a biopharmaceutical company, from September 2005 to August 2006. Dr. Hanham holds a B.Sc. from the University of Toronto, a M.Sc. from Simon Fraser University and a Ph.D. from the University of British Columbia.

We believe that Dr. Hanham possesses specific attributes that qualify her to serve as a member of our Board of Directors, including experience in the venture capital industry and her years of financial, business and leadership experience in the biomedical industry.

Peter D. Meldrum

Age 67
Compensation Committee (Chairman)

Mr. Meldrum has served as a member of our Board of Directors since May 2012. Mr. Meldrum has been President and Chief Executive Officer of Myriad Genetics, Inc., a molecular diagnostic company, since November 1991 and a director of Myriad since May 1991. Prior to joining Myriad, he was President and Chief Executive Officer of Founders Fund, Inc., a venture capital group specializing in the biotechnology industry. He holds a Doctorate of Engineering (honorary) from the University of Utah, a Doctorate of Science (honorary) from Westminster College, an M.B.A. from the University of Utah and a B.S. in chemical engineering from the University of Utah.

We believe that Mr. Meldrum possesses specific attributes that qualify him to serve as a member of our Board of Directors, including his years of experience in the biotechnology, diagnostic and related industries, his expertise in investor relations and his scientific background and industry knowledge.

The Board of Directors Unanimously Recommends that
Stockholders Vote FOR the Nominees Named Above.

Information regarding the company’s directors continuing in office is provided below.

Class III Directors (Terms expire in 2016)

P. Ron Ellis

Age 53

Mr. Ellis is one of our founders and has served as our President and Chief Executive Officer since January 1996 and as a member of our Board of Directors since December 1995. Prior to joining the company, Mr. Ellis served in various positions at Hill-Rom Company, but most recently as Vice President of Strategy and Corporate Development of the specialty care division. Mr. Ellis holds a B.S. in computer science, an M.B.A. from Brigham Young University and a certification in regulatory affairs from Purdue University.

We believe that Mr. Ellis possesses specific attributes that qualify him to serve as a member of our Board of Directors, including the perspective and experience he brings as our President and Chief Executive Officer and as one of our co-founders, which brings historic knowledge, operational expertise and continuity to our Board of Directors.

Marc D. Kozin

Age 53
Compensation Committee
Nominating and Corporate Governance Committee

Mr. Kozin has served as a member of our Board of Directors since July 2012. Mr. Kozin has been a Senior Advisor to L.E.K. Consulting, a global strategy consulting firm, since July 2011. Prior to that, Mr. Kozin served as president of L.E.K.’s North American practice for 15 years. Mr. Kozin has nearly 30 years of experience in corporate and business unit strategy consulting, merger and acquisition advisory services, and value management both domestically and internationally. Mr. Kozin serves as a member of the board of directors, and as the chairman of the audit committee, of Flex Pharma, Inc., a biopharmaceutical company, and he also serves as a member of the board of directors of UFP Technologies, Inc., a designer and manufacturer of engineered packaging solutions and engineered component products, DYAX Corp., a biopharmaceutical company, OvaScience, Inc., a global life science company, and two privately-held companies. He also serves on the strategic advisory board for Healthcare Royalty Partners, a global healthcare investment firm. Mr. Kozin holds a B.A., with distinction, in economics from Duke University and an M.B.A., with distinction, from The Wharton School, University of Pennsylvania.

We believe that Mr. Kozin possesses specific attributes that qualify him to serve as a member of our Board of Directors, including his experience in corporate and business unit strategy consulting, merger and acquisition advisory services, and value management both domestically and internationally, as well as his deep industry expertise advising biopharmaceutical, life sciences and medical technology companies.

Fred A. Middleton

Age 65
Audit Committee

Mr. Middleton has served as a member of our Board of Directors since July 2001. Since 1987, Mr. Middleton has been a General Partner and Managing Director of Sanderling Ventures, a biomedical venture capital firm. During the last 30 years, Mr. Middleton has served in a number of roles as a member of management, board member or an investor in over 25 biomedical companies. Mr. Middleton currently serves as a director of Stereotaxis, Inc. (STXS), a medical device company. During the past five years, he was also a member of board of directors of CardioNet, Inc. (BEAT), a cardiac rhythm management services company, and Pacira Pharmaceuticals, Inc. (PCRX), a therapeutic drug company. Mr. Middleton also serves on the board of directors of several privately-held biomedical and biotechnology companies. He holds a B.S. in chemistry from the Massachusetts Institute of Technology and an M.B.A. with distinction from the Harvard Business School.

We believe that Mr. Middleton possesses specific attributes that qualify him to serve as a member of the Board of Directors, including his experience in the venture capital industry and his general operational and management experience working with early-stage biomedical companies.

Class I Directors (Terms expire in 2017)

John C. Aplin, Ph.D.

Age 69
Chairman of the Board
Audit Committee

Dr. Aplin has served as a member of our Board of Directors since May 2003 and as Chairman since May 2011. Since November 1990, Dr. Aplin has served as General Partner and Managing Director of CID Capital, a private equity firm. Dr. Aplin has served on the board of directors of 25 companies and was the Chairperson of the M.B.A. program at Indiana University. Dr. Aplin holds a B.S. in business administration from Drake University, and an M.A. and a Ph.D. in business administration from the University of Iowa. Dr. Aplin is also a Certified Management Consultant.

We believe that Dr. Aplin possesses specific attributes that qualify him to serve as a member of our Board of Directors, including his experience in the venture capital and private equity industries, his years of business and leadership experience and his financial sophistication and expertise.

Colin Goddard, Ph.D.

Age 55
Compensation Committee

Dr. Goddard has served as a member of our Board of Directors since November 2013. Dr. Goddard has served as Chairman and Chief Executive Officer of Coferon, Inc., a private biotechnology platform company, since April 2011. From October 1998, until its acquisition by Astellas Pharmaceuticals, Inc. in July 2010, Dr. Goddard served as Chief Executive Officer of OSI Pharmaceuticals, Inc., or OSI, and member of its Board of Directors. He joined OSI as a scientist in 1989 and held positions that included Director of Drug Discovery, Chief Operating Officer and President. He also chaired the OSI board from 2000 – 2002. Prior to his employment at OSI, Dr. Goddard was a research fellow at the National Cancer Institute in Bethesda, MD. Dr. Goddard also chairs the board of Merganser Biotech and serves on the boards of PanOptica, Inc. and Agendia NV, all private biotech companies. From December 2010 until the sale of the company in July 2012,

Dr. Goddard served as a director of the board of Human Genome Sciences (HGS), a publicly traded biopharmaceutical company. He also served on the boards of the trade associations PhRMA and BIO. He received his Ph.D. in cancer pharmacology from the University of Aston in Birmingham, U.K. and a B.Sc (Hons) in biochemistry from the University of York, U.K.

We believe that Dr. Goddard possesses specific attributes that qualify him to serve as a member of our Board of Directors, including his years of experience in the biotechnology, diagnostic and related industries, and his scientific background and industry knowledge.

Philip S. Low, Ph.D.

Age 67

Dr. Low is one of our founders and has served as our Chief Science Officer since April 1998 and as a member of our Board of Directors since December 1995. Dr. Low has served on the faculty at Purdue University since August 1976, where he is currently the Director of the Purdue Center for Drug Discovery and the Ralph C. Corley Distinguished Professor of Chemistry. Dr. Low holds a B.S. in chemistry from Brigham Young University and a Ph.D. in biochemistry from the University of California, San Diego.

We believe that Dr. Low possesses specific attributes that qualify him to serve as a member of our Board of Directors, including the perspective and experience he brings as our Chief Science Officer and as one of our co-founders, which brings historic knowledge, scientific expertise and continuity to our Board of Directors.

Lesley Russell, M.B.Ch.B.

Age 54
Nominating and Corporate Governance Committee

Dr. Russell has served as a member of our Board of Directors since January 2013. Dr. Russell has served as the Chief Operating Officer of TetraLogic Pharmaceuticals Corporation, a clinical-stage biopharmaceutical company, since August 2013. Prior to that position, Dr. Russell served as senior vice president and head of research and development for global branded products at Teva Pharmaceutical Industries Limited, a global pharmaceutical company, from October 2011 until June 2012. Prior to that position, she was executive vice president and chief medical officer at Cephalon, Inc., a global biopharmaceutical company. Dr. Russell joined Cephalon in 2000 and held various positions of increasing responsibility, including head of clinical research and medical affairs, prior to becoming Cephalon’s chief medical officer in September 2006. Before joining Cephalon, Dr. Russell held positions of increasing responsibility at Amgen U.K., Lilly Industries Ltd., U.K., and U.S. Bioscience, now acquired by MedImmune Oncology. Dr. Russell currently serves as a member of the board of directors of AMAG Pharmaceuticals, Inc. (AMAG), a biopharmaceutical company. She holds a M.B.Ch.B. degree from the University of Edinburgh, Scotland and is a Member of the Royal College of Physicians UK.

We believe that Dr. Russell possesses specific attributes that qualify her to serve as a member of our Board of Directors, including her experience in advancing products through late-stage clinical development and in navigating the new drug approval process at the FDA.

PROPOSAL 2 — RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Ernst & Young LLP as our independent registered public accounting firm for 2015, and we are asking stockholders to approve a proposal to ratify that appointment.

The Audit Committee approves all audits and permissible non-audit services to be provided to the company by Ernst & Young LLP prior to commencement of services and has delegated to the Chairman of the Audit Committee the authority to approve specific services up to specified individual and aggregate fee amounts. These approval decisions are presented to the full Audit Committee at the next scheduled meeting after such approvals are made.

The company has incurred fees as shown below for services from Ernst & Young LLP. Ernst & Young LLP has advised us that it has billed or will bill the company the below indicated amounts for the following categories of services for the years ended December 31, 2014 and 2013, respectively:

	2014	2013
Audit Fees(1)	$639,800	$572,600
Audit-Related Fees	—	—
Tax Fees(2)	$181,100	$107,000
All Other Fees	—	—

(1)	Includes fees for services rendered for the annual audits for the years ended December 31, 2014 and 2013, reviews of the quarterly financial statements and issuance of consent and comfort letters in connection with filing registration statements.
(2)	In 2014, includes fees related to federal, state and international compliance, transfer pricing services, value-added tax consultations and general and international tax consultations. In 2013, includes fees related to federal, state and international compliance, orphan drug credit analysis, research and development tax credit analysis, and general and international tax consultations.

We expect that representatives of Ernst & Young LLP will be present at the meeting and will be available to respond to appropriate questions. They will also have an opportunity to make a statement if they desire to do so.

If the holders of a majority of voting shares voting on this matter do not ratify the selection, the Audit Committee will reconsider its choice taking into consideration the views of the stockholders and may, but will not be required to, appoint a different independent registered public accounting firm.

The Board of Directors Unanimously Recommends that Stockholders Vote FOR Ratification of the Appointment of Ernst &Young LLP as our Independent Registered Public Accounting Firm for 2015.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee is responsible for monitoring the integrity of the company’s financial statements, the qualifications, performance and independence of the company’s independent registered public accounting firm and the company’s compliance with legal and regulatory requirements. We have the sole authority to appoint or replace the company’s independent registered public accounting firm. The committee operates under a written charter adopted by the Board. The committee currently has three members. The Board has determined that each committee member is independent under the standards of director independence established under our Corporate Governance Principles, the Nasdaq listing standards and applicable securities laws, and that each member is an audit committee financial expert, as defined under the rules of the Securities and Exchange Commission.

Management is responsible for the financial reporting process, including the system of internal control over financial reporting, and for the preparation of financial statements in accordance with accounting principles generally accepted in the United States. The company’s independent registered public accounting firm is responsible for auditing the financial statements and expressing an opinion on the financial statements and the effectiveness of internal control over financial reporting. Our responsibility is to oversee and review the financial reporting process and to review and discuss reports related to internal control over financial reporting. We are not, however, professionally engaged in the practice of accounting or auditing and do not provide any expert or other special assurance as to such financial statements concerning compliance with laws, regulations or accounting principles generally accepted in the United States or as to the independence of the independent registered public accounting firm. We rely, without independent verification, on the information provided to us and on the representations made by management and the independent registered public accounting firm.

We held nine meetings during 2014. The meetings were designed, among other things, to facilitate and encourage communication among the committee, management and the independent registered public accounting firm, Ernst & Young LLP.

We discussed with Ernst & Young LLP the overall scope and plans for their respective audits. We met with Ernst & Young LLP, with and without management present, to discuss the results of their examinations.

We discussed with management the company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, particularly related to the company’s compliance with the Sarbanes-Oxley Act.

We reviewed and discussed the audited financial statements for the year ended December 31, 2014 with management and Ernst & Young LLP. We reviewed Ernst & Young LLP’s report on our financial statements which indicated that the financial statements present fairly, in all material respects, our financial position and results of operations and cash flows in conformity with accounting principles generally accepted in the United States. We also reviewed and discussed with management and Ernst & Young LLP the management’s report and Ernst & Young LLP’s report on the effectiveness of our internal control over financial reporting. We also discussed with management and Ernst & Young LLP the process used to support certifications by the company’s Chief Executive Officer and Chief Financial Officer that are required by the Securities and Exchange Commission to accompany the company’s periodic filings with the Securities and Exchange Commission.

We also discussed with Ernst & Young LLP matters required to be discussed by their professional standards, including, among other things, matters related to the conduct of the audit of the company’s financial statements and the matters required to be discussed by Auditing Standard No. 16, “Communications with Audit Committees,” as adopted by the Public Company Accounting Oversight Board.

We also received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with us concerning independence and we discussed with Ernst & Young LLP the independence of that firm.

When considering Ernst & Young LLP’s independence, we considered if services they provided to the company beyond those rendered in connection with their audit of the company’s financial statements and reviews of the company’s quarterly unaudited financial statements were compatible with maintaining their independence. We concluded that the provision of such services by Ernst & Young LLP’s has not jeopardized Ernst & Young LLP’s independence.

Based on our review and these meetings, discussions and reports, and subject to the limitations on our role and responsibilities referred to above and in the Audit Committee Charter, we recommended to the Board that the company’s audited financial statements for the year ended December 31, 2014 be included in the company’s annual report on Form 10-K. The Committee has also selected Ernst & Young LLP as the company’s independent registered public accounting firm for the year ending December 31, 2015 and will present an advisory proposal to the stockholders at the meeting to ratify the selection.

The Audit Committee:

Keith E. Brauer, Chairman
John C. Aplin
Fred A. Middleton

EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE REPORT

The Compensation Committee consists of the three directors named below, each of whom meets the independence standards of the company’s Corporate Governance Principles, the Nasdaq listing standards and applicable securities laws.

The committee has the authority to engage its own advisers to assist it in carrying out its responsibilities. The Compensation Committee used Radford, an Aon Hewitt Consulting Company, or Radford, as its consultant during 2014. The consultant reports to the Compensation Committee directly and interacts with management, as necessary. The committee has determined that the work performed by Radford in 2014 did not raise any conflicts of interest.

The committee held five meetings during 2014. The meetings were designed, among other things, to facilitate and encourage free and frank discussion between committee members and the consultant as well as extensive communication among committee members, executive management and other company personnel involved in executive compensation matters.

The committee reviewed and discussed with management the Compensation Discussion and Analysis that immediately follows this report. Based on its review and these discussions with management, the committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the company’s annual report on Form 10-K for the fiscal year ended December 31, 2014, and proxy statement for the 2015 annual meeting of stockholders.

    The Compensation Committee:

    Peter D. Meldrum, Chairman
    Colin Goddard, Ph.D.
    Marc D. Kozin

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

The following discussion and analysis is intended to supplement the more detailed information concerning executive compensation that appears in the rest of this section and in the compensation tables and accompanying narrative which follow this section. Our goal is to provide an understanding of our compensation practices and the decisions that affected the compensation payable for 2014 to our executive officers, including the President and Chief Executive Officer, the Chief Operating Officer and Chief Financial Officer and the other executive officers named in the Summary Compensation Table, whom we refer to in this discussion as the named executive officers, or NEOs. Two of the NEOs are no longer with our company; David D. Meek was terminated in July 2014 in connection with our withdrawal of our European marketing applications and our subsequent elimination of commercial positions, and Binh Nguyen resigned in March 2015. This discussion and analysis provides information regarding those NEOs to the extent it applies based on their status with our company at the applicable time.

The Compensation Committee of our Board of Directors, referred to in this section as the committee, plays a key role in designing and administering our executive compensation program. All principal elements of compensation paid to our executive officers are subject to approval by the committee. The Compensation Committee Report immediately precedes this discussion.

Even though we terminated the Phase 3 PROCEED trial following the interim futility analysis and subsequently withdrew our European marketing applications, we achieved other significant accomplishments in 2014, including the following:

•	the U.S. Food and Drug Administration, or FDA, accepted the investigational new drug applications that we filed for EC1169, a prostate-specific membrane antigen, or PSMA, therapeutic small molecule conjugate, or SMDC, and EC0652, a PSMA targeted imaging agent. In the case of EC1169, we accomplished the filing substantially ahead of the targeted schedule;
•	we completed an equity offering, raising $102 million;
•	we advanced to the third and fourth cohorts in at least one dosing schedule for the phase 1 dose escalation trials of EC1169 and EC1456, respectively;
•	we completed an extensive indication selection process for the development of EC1456, identifying four oncology indications which met pre-defined criteria. These indications include non-small cell lung, ovarian, triple negative breast, and endometrial cancer. This process included, but was not limited to, multiple scientific advisory meetings, patient derived xenograft preclinical model evaluations, and tissue analyses. Additionally, we initiated the site identification and selection process for the expansion phase of this trial;
•	we successfully identified one new SMDC clinical candidate which exceeded the preclinical safety and efficacy performance of prior drug candidates;
•	we enhanced our organizational effectiveness by reorganizing our senior leadership team and enhancing certain decision-making processes; and
•	our work with regulators in Europe on the marketing applications for vintafolide, etarfolatide and folic acid for treatment of women with ovarian cancer resulted in a positive opinion from the Committee for Medicinal Products for Human Use, although this application was subsequently withdrawn after the termination of the Phase 3 PROCEED trial following the interim futility analysis. This resulted in a shortfall in objectives related to the approval and launch of these products in the European market.

Advisory Votes on Compensation

We submitted two non-binding proposals to our stockholders at the 2011 annual meeting. These proposals consisted of an advisory vote to approve the compensation of the NEOs as disclosed in the proxy statement, or a say-on-pay vote, and an advisory vote on the frequency of future say-on-pay votes, or a frequency vote. In accordance with the results of the 2011 frequency vote, we are conducting say-on-pay votes every three years. As a result, we held our second advisory say-on-pay vote at the 2014 annual meeting and the next frequency vote will be held no later than the 2017 annual meeting.

Approximately 93% of the votes cast were cast in favor of the advisory say-on-pay vote at the 2014 annual meeting. As a result of the high level of support in 2014, the committee did not make significant changes to our executive compensation programs and policies for 2014 or 2015. However, the committee has made certain incremental changes related to NEO compensation, which are described in this Compensation Discussion and Analysis. The committee intends to continue to monitor stockholder concerns, including the results of the say-on-pay votes, in making future decisions affecting the compensation of the NEOs.

Compensation Philosophy

Our executive compensation program seeks to attract and retain our senior executives and motivate them to pursue our corporate objectives while encouraging the creation of long-term value for our stockholders. Through our annual goal-setting process, organizational objectives are established for our company and employees, including the NEOs. We evaluate and reward our NEOs through compensation intended to motivate them to identify and capitalize on the opportunities that result in our growth and success.

The main elements of our NEO compensation program are:

•	base salary;
•	short-term incentives through our cash bonus program;
•	long-term incentives through equity awards; and
•	broad-based employee benefits.

The committee believes that each of these compensation components is necessary to help us attract and retain the executive talent on which we depend. We target equity compensation at a higher level relative to our peers as compared to cash compensation to fuel innovation that will generate returns for our stockholders over the long term and to conserve our cash resources.

Compensation Decision Process

Role of Committee

All compensation decisions affecting our executive officers, including the NEOs, are solely determined by the committee.

Role of Management

Our Chief Executive Officer, or CEO, and our Chief Operating Officer and Chief Financial Officer, or COO/CFO, typically attend meetings of the committee, except for executive sessions. At the request of the committee, our CEO provides his assessment of the performance of our NEOs, other than himself. Our CEO also takes an active part in the discussions of the committee at which the compensation of NEOs other than himself are discussed. The committee may agree with our CEO’s recommendations or may reach a different conclusion as to the compensation of such NEOs. Our COO/CFO oversees the human resources function at our company and contributes to the committee’s consideration of the design and function of our compensation practices overall, including those applicable to executive officers. All decisions regarding our CEO’s and COO/CFO’s compensation are determined by the committee in executive closed sessions outside of such officer’s presence.

Role of Compensation Consultant

The committee has the authority to engage its own advisers to assist it in carrying out its responsibilities. The committee has engaged Radford, an Aon Hewitt Consulting Company, or Radford, as its consultant. The consultant reports directly to the committee and interacts with management, as necessary. For 2014, Radford provided us with market data derived from surveys and the peer comparator group discussed below. Radford also provides advisory services supporting the committee in developing and executing elements of compensation plans for all employees. The committee has determined that the work performed by Radford in 2014 did not raise any conflicts of interest.

Market Competitive Data

The committee believes that compensation decisions are complex and should be made after a review of the compensation levels paid to executives in the same or similar positions at other comparator companies. Although the committee does not rely solely on benchmarking to determine any element of compensation or overall compensation, the committee does believe that compensation data are important to the competitive positioning of the Company’s compensation levels.

The companies used for the comparisons vary from time to time. For 2014 compensation determinations, the Compensation Committee reviewed, with the assistance of Radford, the competitive pay levels and compensation practices of a group of peer companies, as disclosed pursuant to such companies’ publicly filed compensation data. The peer group for 2014 compensation assessments, and changes from the peer group utilized for 2013 compensation assessments, were determined using the following criteria:

•	U.S. companies operating in drug delivery systems or biopharmaceutical industries that are similarly situated in phase 3 clinical trials or after filing a new drug application with the FDA;
•	comparable companies in terms of stage of development and our forecasted financial profile; and
•	sufficient room for growth without over- or under-extending the breadth of our selected peer group.

The peer group utilized in connection with 2014 compensation determinations consisted of:

Anacor Pharmaceuticals	Immunomedics
Astex Pharmaceuticals	Insmed
BioCryst Pharmaceuticals	Intercept Pharmaceuticals
Cadence Pharmaceuticals	Ligand Pharmaceuticals
Celldex Therapeutics	Neurocrine Biosciences
ChemoCentryx	New Link Genetics
Cytokinetics	Novavax
Dyax	Orexigen Therapeutics
Dynavax Technologies	Synageva BioPharma
Exelixis	Synta Pharmaceuticals
ZIOPHARM Oncology

In addition to the public proxy data for the peer group companies, Radford gathered competitive market data from the Radford 2013 Global Life Sciences Survey with respect to public biopharmaceutical companies with between 25 and 225 employees, as well as the companies from our peer group that participated in that survey. To arrive at competitive market compensation for comparator purposes, Radford blended survey data using a special cut specific to our peer group companies that participated, and a broader survey cut, where possible. The survey composite was then blended with the public proxy data for the peer group companies to form a market composite. Radford also aged all cash compensation data by a 3% annual rate to reflect prevailing life sciences merit budgeting.

The committee utilized this data to assess whether our executive compensation falls within a competitive range against industry norms. Generally, for 2014 NEO compensation, the committee targeted base salary at between the 25th and 50th percentile of the comparator data, cash bonus opportunities at the 50th percentile and equity award opportunities at the 75th percentile. The aggregate 2014 target total cash compensation (base salary and target cash bonus for 2014) for all of the NEOs was approximately 6% below the 50th percentile of the comparator data.

In connection with making determinations regarding 2015 executive compensation, which will be discussed in the proxy statement for our 2016 annual meeting, the committee reviewed, with the assistance of Radford, the companies to include in the peer group for those assessments. The peer group for 2015 compensation assessments, and changes from the peer group utilized for 2014 compensation assessments, were determined to better align with our current stage of development and financial profile.

The peer group utilized in connection with 2015 compensation determinations consisted of:

BIND Therapeutics	Orexigen Therapeutics
Celldex Therapeutics	Peregrine Pharmaceuticals
ChemoCentryx	Rigel Pharmaceuticals
Cytokinetics	Sunesis Pharmaceuticals
Dynavax Technologies	Synta Pharmaceuticals
Geron	Threshold Pharmaceuticals
Immunomedics	Trevana
Insmed	XOMA
Mirati Therapeutics	ZIOPHARM Oncology
New Link Genetics

Performance-Driven Compensation

The committee emphasizes performance in annually reviewing and setting our NEOs’ base salary, bonuses and equity awards. This emphasis on performance with respect to a substantial portion of compensation is intended to motivate our NEOs to pursue our business objectives, reward them for achievement of these objectives and align their interests with those of our stockholders.

Our annual bonus program provides participants, including NEOs, with opportunities to earn cash bonuses that relate to specific goals for company and individual performance. Bonuses are paid in the following year after the committee determines the payouts to the participants. We also use equity awards to motivate performance. Stock options only have value to the extent our stock price improves over the term of the options. The value of restricted stock units, or RSUs, to a grantee will depend on our stock price at the time the RSUs vest. During 2011, the committee also made awards of performance-based restricted stock units, or PRSUs, that are subject to objective performance conditions. Based on the performance conditions and the stage of development of our potential products, however, we have concluded that the performance conditions will not be achieved before the performance deadline and, as a result, we do not expect any of the PRSUs to be earned or vest.

Elements of Executive Compensation

Base Salary

We provide base salaries to our NEOs and other employees to compensate them for services rendered on a day-to-day basis during the year. Generally, the base salary element of compensation is used to recognize the experience, skills, knowledge and responsibilities required of each NEO and over time reflects an NEO’s overall sustained performance and contributions to our business. The reviews of NEO base salary levels conducted by our CEO, except with respect to his own salary, and by the committee are subjective, based on their general experience with respect to setting salary levels and supplemented by survey data and assessments of the experience and performance of our NEOs. Survey and comparator group data also is used to validate that determinations fall within acceptable parameters relative to the market.

The following table sets forth information regarding the base salaries for 2014 for the NEOs, as well as the percentage increase from the prior year.

Named Executive Officer	2014 Base Salary	Percentage Increase from Prior Year
P. Ron Ellis	$477,987	4.5%
Michael A. Sherman	$324,940	5.5%
Scot L. Harper, Ph.D.	$262,650	3.0%
Christopher P. Leamon, Ph.D.	$279,851	4.5%
Binh Nguyen M.D., Ph.D.	$325,995	5.5%
David D. Meek	$346,914	3.0%

The February 2014 increases in base salaries were made in consideration of our successful achievement of most of the Key Results Areas, or KRAs, that had been established for 2013. The differences among the executive officers in percentage increases in 2014 salary from the prior year resulted from differences, as determined by the committee, related to: (i) the achievement of certain KRAs; for example, Dr. Leamon and Dr. Nguyen’s involvement in the European marketing application process, and/or (ii) differences relative to peer company benchmarks for salary; for example, Mr. Ellis and Mr. Sherman’s base salary had previously been substantially below the 50th percentile of the market comparator data for those positions.

Short-Term Incentives (Cash Bonuses)

NEOs are eligible to earn annual cash bonuses that relate to goals set by the committee for company and individual performance. The committee approved a target cash bonus opportunity for Mr. Ellis equal to 60% of his 2014 base salary and target cash bonus opportunities for the other NEOs at 40% of their 2014 base salaries. The committee established a maximum limit, such that an executive could not receive more than 150% of his or her target bonus percentage opportunity.

For purposes of determining the cash bonuses for our NEOs related to 2014 performance, the committee established KRAs for each NEO, with weightings assigned to each KRA. The committee selected five KRAs that it applied to all of the NEOs with varying weights depending on each NEO’s involvement in that KRA, which were in the following areas:

•	receive European Union regulatory approval;
•	execute launch of commercial activities in the European Union;
•	complete a financing;
•	execute clinical development strategy, including filing INDs and meeting enrollment targets for phase 1 trials related to EC1456 and EC1169; and
•	execution of work supporting the creation of development plans for both EC1456 and EC1169.

In addition to those five KRAs applicable to each NEO, the committee established other KRAs in the following areas which applied to individual NEOs, as follows:

•	P. Ron Ellis:
º	advance new clinical candidates; and
º	complete objectives related to organizational improvement, including reorganization of the management team, and enhancing decision-making processes;
•	Michael A. Sherman:
º	advance new clinical candidates; and
º	complete objectives related to organizational improvement, including reorganization of the management team, and enhancing decision-making processes;
•	Scot L. Harper:
º	execute various regulatory filings and gain regulatory alignment on certain elements of development plans;
•	Christopher P. Leamon:
º	advance new clinical candidates;
•	Binh Nguyen:
º	execute various regulatory filings and gain regulatory alignment on certain elements of development plans; and
º	execute various medical advisory board meetings and publications strategy.

Mr. Meek’s individual KRAs are not included in the above list, because he did not receive a cash bonus related to 2014 performance due to his termination in July 2014 as a result of our elimination of commercial positions.

In February 2015, the committee reviewed the 2014 performance of the NEOs (other than Mr. Meek, whose employment terminated on July 13, 2014) and made a determination of the extent to which the 2014 KRAs were accomplished by the NEOs. The committee assigned a score to each 2014 KRA for each NEO, based on the extent to which the committee determined the KRA was accomplished. As a result of the termination of the Phase 3 PROCEED trial following the interim futility analysis and subsequent withdrawal of our European marketing applications, and despite the achievement of most other KRAs, each NEO’s score was below target. The assigned score was multiplied by the weight associated with that 2014 KRA, resulting in a weighted number for each 2014 KRA. The weighted number for all of the 2014 KRAs for each NEO were added together, resulting in a total score for each NEO.

The committee then applied the total score of each NEO to his target cash bonus opportunity to arrive at the cash bonus payout for that NEO. The following table indicates the total KRA score, bonus amount and corresponding percentage of base salary, related to 2014 performance, that was paid to each NEO, other than Mr. Meek who did not receive a bonus for 2014 performance:

Named Executive Officer	Total KRA Score	Bonus $	% of 2014 Salary
P. Ron Ellis	0.781	$222,824	46.9%
Michael A. Sherman	0.791	$102,128	31.6%
Scot L. Harper, Ph.D.	0.794	$83,111	31.8%
Christopher P. Leamon, Ph.D.	0.790	$87,994	31.6%
Binh Nguyen M.D., Ph.D.	0.810	$104,987	32.4%

Long-Term Incentives (Equity Awards)

We believe that strong corporate performance over the long term is achieved with a corporate culture that encourages a long-term focus by our NEOs through the use of equity awards, the value of which depends on our stock performance. We use equity awards to provide certain of our employees, including our NEOs, with incentives to help align those employees’ interests with the interests of our stockholders and to enable them to participate in the long-term appreciation of our stockholder value. Additionally, equity awards provide an important retention tool for key employees, as the awards generally are subject to vesting over an extended period of time based on continued service with us.

Typically, we have made equity awards annually at the beginning of each year based primarily on corporate performance as a whole during the preceding year. In 2014, we granted equity awards in February. In addition, we may grant equity awards upon the occurrence of certain events during the year, for example, upon an employee’s hire or achievement of a significant business objective.

All 2014 equity awards were made under our 2010 Equity Incentive Plan, or EIP. The EIP permits the grant of incentive stock options to our employees and the grant of nonstatutory stock options, stock appreciation rights, restricted stock, restricted stock units, performance units and performance shares to our employees, directors and consultants and our parent and subsidiary corporations’ employees and consultants.

The EIP is administered by the committee which has the authority to determine who among the eligible participants will receive awards and the terms of those awards, to prescribe rules and to construe and interpret the EIP and awards granted under the EIP.

For 2014, the equity awards were designed to provide an aggregate compensation opportunity equal to the 75th percentile of the peer group comparable annual equity market value. The committee determined to modify the types of awards granted under the EIP from those granted in the prior two years, from stock options only to a mix of stock options and RSUs. The committee granted 75% of the value of the equity awards to each NEO in the form of stock options and 25% in the form of RSUs. In an effort to reduce shareholder dilution and be consistent with industry trends and peer group benchmarks, the committee decided to grant equity-based compensation in a combination of stock options and RSUs.

The committee made the following stock option and RSU awards to the NEOs under the EIP in 2014. Each option and RSU grant vests in four equal annual installments, subject to maintaining continued service. Pursuant to a Separation Agreement and Release of Claims (“Separation Agreement”) that we entered into with Mr. Meek in connection with his termination of employment as a result of our elimination of commercial positions, the vesting of 11,250 of the following stock options and 1,875 of the following RSUs granted to Mr. Meek was accelerated and those shares vested on July 13, 2014.

Named Executive Officer	2014 Option Grants (Number of Shares)	2014 RSU Grants (Number of RSUs)
P. Ron Ellis	135,000	22,500
Michael A. Sherman	45,000	7,500
Scot L. Harper, Ph.D.	45,000	7,500
Christopher P. Leamon, Ph.D.	45,000	7,500
Binh Nguyen M.D., Ph.D.	45,000	7,500
David D. Meek	45,000	7,500

The grant date fair value of the stock option and RSU grants are included in the Summary Compensation Table on page 30 and the Grants of Plan-Based Awards in 2014 table on page 32.

As of the end of 2014, the performance conditions under the PRSUs granted to our NEOs in 2011 had not occurred, and therefore the PRSUs had not yet been earned or vested. Following our withdrawal of our marketing applications in the European Union and based on the stage of development of our potential products, we have concluded that the performance conditions will not be achieved before the performance deadline and, as a result, we do not expect any of the PRSUs to be earned or vest.

Broad-based Employee Benefits

Our NEOs are eligible to participate in the same group insurance and employee benefit plans as our other salaried employees. We provide employee benefits to all eligible employees, including our NEOs, which our Board of Directors and the committee believe are reasonable and consistent with its overall compensation objective to better enable us to attract and retain employees. These benefits include medical, dental, vision, and disability benefits and life insurance. We do not provide special plans or programs for our NEOs.

We sponsor a 401(k) tax-qualified retirement savings plan pursuant to which employees are entitled to participate. Employees can make contributions to the plan on a before-tax basis to the maximum amount prescribed by the U.S. Internal Revenue Service. In January, 2014, we began providing matching contributions of 50% of the amount contributed by an employee, up to 6% of the employee’s salary that he or she contributes to the plan. Other than this plan, we do not maintain any other deferred savings plans in which our NEOs participate. We do not maintain or provide any defined benefit plans for our employees.

Our Board of Directors adopted, and our shareholders approved, the 2010 Employee Stock Purchase Plan, or the ESPP, in 2010 and 2011, respectively, but we chose to delay commencing the ESPP at that time. During the fourth quarter of 2013, the Board of Directors authorized the implementation of the ESPP effective as of January 1, 2014. The ESPP is intended to comply with Section 423 of the Internal Revenue Code of 1986, as amended, or the Code, and to provide employees with an opportunity to acquire a stock ownership interest in us. The ESPP is administered by the committee, which has complete discretion to interpret and administer the ESPP, including the terms of each offering that permits purchases of our common stock. In 2014, participants purchased 53,250 shares of common stock under the ESPP. Following the increase of shares available under the ESPP effective January 1, 2015, 986,530 shares of our common stock were available for issuance and purchase by our employees.

Change in Control and Severance Benefits

The committee considers maintaining a stable and effective management team to be essential to maximizing stockholder return. We have entered into change in control and severance arrangements with certain key executives, including our NEOs, that provide additional benefits in the event of a change in control. For more detail on the change in control and severance agreements, see “— Estimated Post-Employment Payments Under Alternative Termination Scenarios.”

On June 2, 2014, we announced our decision, in connection with the recent withdrawal of the Company’s applications for marketing authorization with the European Medicines Agency and certain organizational changes, to eliminate the position of Chief Commercial Officer, then held by Mr. Meek. As a result, and after discussion about both our and Mr. Meek’s long-term best interests, it was determined that Mr. Meek’s employment relationship with us would terminate following a transition period. Mr. Meek’s employment terminated on July 13, 2014. In connection with Mr. Meek’s termination and in consideration of his execution and non-revocation of a general release of claims in favor of us, Mr. Meek received the severance and other benefits provided for under the termination without cause and prior to a change in control provision in his change in control and severance agreement, which consisted of cash payments of $260,186 (representing 75% of his base salary) and $13,920 (representing nine months of COBRA premiums). The Committee also determined that it was in our best interests to enter into the Separation Agreement with Mr. Meek, which, combined with the provisions of his change in control and severance agreement, provided that the unvested portion of Mr. Meek’s outstanding equity awards that, absent his termination, otherwise would have vested on or before August 3, 2015, would vest and, with respect to outstanding stock options, become exercisable, on the last day of his employment, subject to the effectiveness of the release to be executed by Mr. Meek. As a result, the vesting of 1,875 RSUs and 108,750 stock options held by Mr. Meek were accelerated on July 13, 2014.

Other Policies

In addition, we have adopted policies and practices that the committee believes help further its goals and objectives related to executive compensation, including:

•	through our Insider Trading Policy, prohibiting executive officers from engaging in transactions that would limit the risks of owning our stock, including transactions in publicly-traded options, such as puts and calls, collars, prepaid variable forward contracts, equity swaps, exchange funds, and other derivative securities, hedging or similar transactions, short sales and holding shares in margin accounts;
•	through our Insider Trading Policy, prohibiting executive officers from pledging our stock as collateral for loans;
•	limiting the annual cash bonus amount that an executive officer can receive to 150% of his or her target bonus percentage opportunity;
•	awarding long-term incentive compensation in the form of performance-based RSUs, or time-based equity awards that generally vest over a period of four years; and
•	through a Policy on Cash Incentive Repayment, or Claw Back Policy, requiring our executive officers to repay to us the amount of any annual cash incentive compensation that he or she receives to the extent that:
º	the amount of such payment was based on the achievement of certain financial results that were subsequently the subject of a restatement that occurs within 12 months of such payment;
º	the executive officer had engaged in theft, dishonesty or intentional falsification of our documents or records that resulted in the obligation to restate our financial results; and
º	a lower annual cash incentive would have been paid to the executive officer based upon the restated financial results.

Tax and Accounting Considerations

We have not provided any executive officer or director with a gross-up or other reimbursement for tax amounts the executive officer or director might pay pursuant to Section 280G or Section 409A of the Code. Section 280G and related Code sections provide that executive officers, directors who hold significant stockholder interests and certain other service providers could be subject to significant additional taxes if they receive payments or benefits in connection with a change in control of our company that exceeds certain limits, and that we or our successor could lose a deduction on the amounts subject to the additional tax.

Section 409A also imposes additional significant taxes on the individual in the event that an executive officer, director or service provider receives “deferred compensation” that does not meet the requirements of Section 409A.

Section 162(m) of the Code limits the allowable deduction for compensation paid or accrued with respect to the chief executive officer and each of the three other most highly compensated executive officers (other than the chief financial officer) of a publicly held corporation to no more than $1,000,000 per year. This limitation does not apply to compensation that meets the requirements of Section 162(m) for performance-based compensation. Additionally, under a special Code Section 162(m) exception, any compensation paid by us pursuant to a compensation plan in existence before February 9, 2011, the date we closed our initial public offering, was not subject to the $1,000,000 limitation until our 2015 annual meeting of stockholders. Because the EIP is not being presented to stockholders at the 2015 annual meeting for approval, grants made under the EIP after the meeting date will not be deemed to satisfy the performance-based exception to Section 162(m). As a result, any taxable compensation attributable to those later awards would count against the $1,000,000 annual limit on deductibility. However, at December 31, 2014, we had net operating loss carryforwards totaling approximately $179.5 million. These loss carryforwards defer the impact of any tax return deduction that we might lose under Section 162(m) for one or more of the carryforward years. Although the committee cannot predict how the deductibility limit may impact our compensation program in future years, the committee believes that the potential deductibility of compensation payable to our executives should be only one of a number of relevant factors taken into consideration. The committee intends to maintain an approach to executive compensation that strongly links pay to performance.

ASSESSMENT OF COMPENSATION-RELATED RISKS

We believe that our compensation policies and practices are designed to encourage our employees to act in the long-term best interests of the company and are not reasonably likely to have a material adverse effect on our business. We believe that the following factors reduce the likelihood that our employees would be encouraged to take excessive risks:

•	We maintain our overall compensation at levels that are competitive with our peers.
•	Our compensation mix is designed in part to reward long-term performance and is balanced among fixed cash components, incentives that reward improvements in company and individual performance, and long-term incentive opportunities.
•	Our annual cash bonuses have been based on the achievement of several different performance measures.
•	Our option and RSU awards generally have vesting periods of three to four years, which encourages our employees to focus on sustaining our long-term interests. The equity grants are also made annually, so employees always have unvested awards that could decrease in value if our business is not managed for the long term.

SUMMARY COMPENSATION TABLE

The following table provides information regarding the compensation of our principal executive officer, principal financial officer, each of the next three most highly compensated executive officers who were serving as executive officers at the end of 2014 and a former executive officer who would have been included as one of the other three most highly compensated except that he was not serving as an executive officer at the end of 2014. We refer to these persons as our named executive officers, or NEOs.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
P. Ron Ellis President and Chief Executive Officer	2014	475,612	—	249,975	1,214,190	222,824	8,640	2,171,241
	2013	452,649	—	—	1,735,250	269,326	840	2,458,066
	2012	408,277	291,340	—	528,020	—	840	1,228,477
Michael A. Sherman Chief Operating Officer and Chief Financial Officer	2014	322,985	—	83,325	404,730	102,128	6,130	919,298
	2013	304,769	—	—	552,125	129,603	840	987,337
	2012	274,231	112,000	—	264,010	—	840	651,081
Scot L. Harper, Ph.D.(6) Vice President of Clinical Operations	2014	261,767	—	83,325	404,730	83,111	6,135	839,068
	2013	166,731	38,000	—	618,000	72,595	549	895,875
Christopher P. Leamon, Ph.D. Vice President of Research	2014	278,461	—	83,325	404,730	87,994	8,566	863,076
	2013	266,900	—	—	552,125	100,888	840	920,753
	2012	258,077	104,000	—	211,208	—	840	574,125
Binh Nguyen M.D., Ph.D.(7) Former Vice President of Medical Affairs	2014	324,034	—	83,325	404,730	104,987	6,114	923,190
	2013	307,961	—	—	552,125	127,619	840	988,546
	2012	298,077	120,000	—	211,208	—	840	630,125
David D. Meek(8) Former Chief Commercial Officer	2014	202,229	—	96,472	606,912	—	282,070	1,187,683
	2013	335,678	—	—	552,125	142,160	840	1,030,803
	2012	133,315	176,500	—	1,043,296	—	41,468	1,394,579

(1)	Bonuses for performance in 2012 that were paid in 2013. The bonus amounts for 2012 performance were determined pursuant to a pooled bonus program that did not include specific performance target formulas, and therefore are reported in the “Bonus” column, instead of the “Non-Equity Incentive Plan Compensation” column. The amount for Mr. Meek in 2012 also includes $122,900 of additional bonus amounts that he received pursuant to the terms of his hiring. The amount for Dr. Harper in 2013 represents an additional bonus amount that he received pursuant to the terms of his hiring.
(2)	Amounts shown represent the aggregate grant date fair value, computed in accordance with ASC 718, of awards of RSUs granted to the NEOs in the year indicated. The amounts ultimately realized by the NEOs from the RSU awards will depend on the price of our common stock in the future and may be quite different from the values shown. In accordance with ASC 718, the stock awards column does not include any amount relating to the PRSU awards made in 2011 because it was not probable that the performance conditions would be met during any of the years indicated. The maximum grant date value of each PRSU award was: Mr. Ellis — $708,000; Mr. Sherman — $300,900; Dr. Leamon — $141,600; and Dr. Nguyen — $304,215. Messrs. Harper and Meek did not receive an award of PRSUs.

The Separation Agreement that we entered into with Mr. Meek at the time of his termination of employment in July 2014 provided that the unvested RSUs held by Mr. Meek that, absent his termination, otherwise would have vested on or before August 3, 2015, would vest on the last day of his employment, July 13, 2014. The incremental fair value of this modification was calculated at $13,147 and is included in the amount in the Stock Awards column.

(3)	The amounts in this column represent the aggregate grant date fair value of the option awards and are computed in accordance with ASC 718. See Note 11 of the Notes to Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2014, for a discussion of assumptions made in determining the grant date fair value and compensation expense of the stock options. These amounts do not correspond to the actual value, if any, that may be recognized by the executives.

The Separation Agreement that we entered into with Mr. Meek at the time of his termination of employment in July 2014 provided that the unvested stock options held by Mr. Meek that, absent his termination, otherwise would have vested on or before August 3, 2015, would vest and become exercisable on the last day of his employment, July 13, 2014. The incremental fair value of this modification was calculated at $202,182 and is included in the amount in the Option Awards column.

(4)	The amounts in this column represent the annual cash bonuses for performance in 2014 and 2013 that were paid in the following year. On further review, we believe that these amounts are more appropriately reported in this column, instead of the “Bonus” column, because our executive cash bonus program provides for compensation intended to serve as incentive for performance to occur over a fiscal year, and the outcomes with respect to the relevant performance targets is substantially uncertain at the time they are established by the Compensation Committee and communicated to participants. Although the annual cash bonus awards for 2014 and 2013 performance are included in this Non-Equity Incentive Plan Compensation column, we refer to our annual cash incentive compensation as “bonus” compensation elsewhere in this proxy statement. See “— Compensation Discussion and Analysis — Elements of Executive Compensation — Short-Term Incentive (Cash Bonuses)” for a discussion of our 2014 bonus program.
(5)	The amounts in 2014 represent cell phone allowance and employer sponsored 401(k) tax-qualified retirement savings plan matching contributions of 50% of the amount contributed by the employee, up to 6% of the employee’s salary that he or she contributes to the plan. The 2014 cell phone allowance amounts were Mr. Ellis — $840; Mr. Sherman — $840; Mr. Harper — $840; Dr. Leamon — $840; Dr. Nguyen — $840; and Mr. Meek — $452. The 2014 401(k) company matching contributions were: Mr. Ellis — $7,800; Mr. Sherman — $5,290; Mr. Harper — $5,295; Dr. Leamon — $7,726; Dr. Nguyen — $5,274; and Mr. Meek — $7,511.

The amount in 2014 for Mr. Meek also includes payments of $260,186 in special severance compensation (representing 75% of his base salary) and $13,920 (representing nine months of COBRA premiums), made to him in connection with his termination of employment in July 2014.

The amount in 2012 for Mr. Meek also includes non-qualified moving expenses of $41,113. This amount was grossed up for tax purposes.

(6)	Dr. Harper was hired in May 2013.
(7)	Dr. Nguyen resigned from our company effective March 23, 2015.
(8)	Mr. Meek was hired in August 2012 and his employment terminated in July 2014 as a result of our elimination of commercial positions.

GRANTS OF PLAN-BASED AWARDS IN 2014

The following table presents information concerning grants of plan-based awards to each NEO during the year ended December 31, 2014, which consisted of stock option and RSU awards made under the EIP.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards ($)(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)	Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/SH)	Grant Date Fair Value of Stock and Option Awards ($)(2)
		Threshold	Target	Maximum
P. Ron Ellis	2/6/2014	N/A	N/A	N/A	22,500	N/A	N/A	$249,975
	2/6/2014	N/A	N/A	N/A	N/A	135,000	$11.11	$1,214,190
	Annual Bonus	N/A	$285,367	$428,051	N/A	N/A	N/A	N/A
Michael A. Sherman	2/6/2014	N/A	N/A	N/A	7,500	N/A	N/A	$83,325
	2/6/2014	N/A	N/A	N/A	N/A	45,000	$11.11	$404,730
	Annual Bonus	N/A	$129,194	$193,791	N/A	N/A	N/A	N/A
Scot L. Harper, Ph.D.	2/6/2014	N/A	N/A	N/A	7,500	N/A	N/A	$83,325
	2/6/2014	N/A	N/A	N/A	N/A	45,000	$11.11	$404,730
	Annual Bonus	N/A	$104,707	$157,061	N/A	N/A	N/A	N/A
Christopher P. Leamon, Ph.D.	2/6/2014	N/A	N/A	N/A	7,500	N/A	N/A	$83,325
	2/6/2014	N/A	N/A	N/A	N/A	45,000	$11.11	$404,730
	Annual Bonus	N/A	$111,384	$167,076	N/A	N/A	N/A	N/A
Binh Nguyen M.D., Ph.D.	2/6/2014	N/A	N/A	N/A	7,500	N/A	N/A	$83,325
	2/6/2014	N/A	N/A	N/A	N/A	45,000	$11.11	$404,730
	Annual Bonus	N/A	$129,614	$194,421	N/A	N/A	N/A	N/A
David D. Meek(3)	2/6/2014	N/A	N/A	N/A	7,500	N/A	N/A	$96,472
	2/6/2014	N/A	N/A	N/A	N/A	45,000	$11.11	$606,912
	Annual Bonus	N/A	$138,766	$208,149	N/A	N/A	N/A	N/A

(1)	Amounts shown in this column represent the potential cash bonus payment amounts under the 2014 cash bonus program, and the actual payout amounts are reflected in the Summary Compensation Table in the “Non-Equity Incentive Plan Compensation” column. There are no specified threshold amounts under the program and payouts can range from 0% to 150% of the target bonus percentage opportunity.
(2)	Amounts shown in this column represent the grant date fair value, computed in accordance with ASC 718, of each award of RSUs and options granted to the NEOs in 2014. There were no adjustments or amendments made in 2014 to the exercise price of any option awards held by any of the NEOs, whether through amendment, cancellation or replacement grants, or any other means (such as a repricing), or that otherwise materially modified any awards, other than the modifications to Mr. Meek’s RSUs and options to accelerate the vesting of portions of those awards pursuant to his Separation Agreement. For a discussion of the assumptions used to value the stock options granted to the NEOs, see Note 11 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2014. To determine the grant date fair value of the RSU awards, we use the closing market price of a share of our common stock on the effective date of the award. In the case of Mr. Meek, the amounts shown as the grant date fair value of his awards also includes the additional, incremental fair value as a result of the modified vesting, which incremental amounts were $13,147 related to the award of RSUs and $202,182 related to the option award. The grant date fair values do not correspond to the actual value, if any, that may be recognized by the executives. Each of the option and RSU awards vests in four annual installments beginning on the first anniversary of the grant date, subject to maintaining continued service.

(3)	Mr. Meek did not receive any amounts under the 2014 annual bonus program. Of the 7,500 RSUs granted to Mr. Meek in 2014, 1,875 vested on July 13, 2014 pursuant to the acceleration provision in his Separation Agreement, and the remaining 5,625 were cancelled upon his employment termination. Of the 45,000 stock options granted to Mr. Meek in 2014, 11,250 vested on July 13, 2014 pursuant to the acceleration provision in his Separation Agreement, and the remaining 33,750 stock options were cancelled upon his employment termination.

The number of shares issuable under the EIP includes any shares subject to stock options or similar awards granted under our prior two plans that expire or terminate without having been exercised in full and unvested shares issued pursuant to awards granted under the prior plans that are forfeited to or repurchased by us, with the maximum number of shares to be added to the EIP from the prior plans equal to 2,486,910 shares. In addition, the EIP provides for annual increases in the number of shares available for issuance by an amount equal to the least of:

•	2,094,240 shares;
•	four percent of the outstanding shares of our common stock as of the last day of our immediately preceding year; or
•	such other number of shares as our Board of Directors may determine.

In November 2014, the Board approved increasing the number of shares available for issuance by 1,671,000 shares. At February 28, 2015, there were 1,827,678 shares available for issuance under the EIP.

Shares issued pursuant to awards under the EIP that we repurchase or that expire or are forfeited, as well as shares used to pay the exercise price of an award or to satisfy the tax withholding obligations related to an award, will become available for future grant under the EIP. In addition, to the extent that an award is paid out in cash rather than shares, such cash payment will not reduce the number of shares available for issuance under the EIP.

OUTSTANDING EQUITY AWARDS AT 2014 FISCAL YEAR-END

The following table presents certain information concerning equity awards held by the Named Executive Officers at December 31, 2014.

Name	Option Awards						Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
P. Ron Ellis	52,356	(1)	—		2.10	5/31/2017
	65,445	(1)	—		3.06	2/12/2018
	93,438	(1)	—		2.54	3/5/2019
	143,979	(1)	—		3.82	2/11/2020
	120,000	(2)	40,000		9.05	4/14/2021
	100,000	(3)	100,000		3.55	2/28/2022
	55,000	(4)	165,000		9.86	2/19/2023
	—		135,000	(5)	11.11	2/6/2024
										40,000	(6)	251,600
							22,500	(7)	141,525
Michael A. Sherman	42,285	(1)	—		2.10	5/31/2017
	5,453	(1)	—		3.06	2/12/2018
	5,330	(1)	—		2.54	3/5/2019
	10,035	(1)	—		2.54	11/12/2019
	15,706	(1)	—		3.82	2/11/2020
	45,000	(2)	15,000		9.05	4/14/2021
	50,000	(3)	70,000		3.55	2/28/2022
	17,500	(4)	52,500		9.86	2/19/2023
	—		45,000	(5)	11.11	2/6/2024
										17,000	(6)	106,930
							7,500	(7)	47,175
Scot L. Harper, Ph.D.	15,000	(8)	45,000		12.78	6/13/2023
	—		45,000	(5)	11.11	2/6/2024
							7,500	(7)	47,175
Christopher P. Leamon, Ph.D.	13,089	(1)	—		1.91	2/10/2015
	13,089	(1)	—		1.91	2/17/2016
	26,178	(1)	—		2.10	2/11/2017
	26,178	(1)	—		3.06	2/12/2018
	37,366	(1)	—		2.54	3/5/2019
	26,177	(1)	—		3.82	2/11/2020
	9,816	(9)	3,273		7.49	3/11/2021
	37,500	(2)	12,500		9.05	4/14/2021
	40,000	(3)	40,000		3.55	2/28/2022
	17,500	(4)	52,500		9.86	2/19/2023
	—		45,000	(5)	11.11	2/6/2024
										8,000	(6)	50,320
							7,500	(7)	47,175
Binh Nguyen M.D., Ph.D.(10)	66,000	(11)	22,000		11.93	6/23/2021
	20,000	(3)	40,000		3.55	2/28/2022
	17,500	(4)	52,500		9.86	2/19/2023
	—		45,000	(5)	11.11	2/6/2024
										17,000	(6)	106,930
							7,500	(7)	47,175

(1)	The option is fully vested and immediately exercisable.
(2)	Shares subject to the option vest in four annual installments beginning April 14, 2012.
(3)	Shares subject to the option vest in four annual installments beginning March 1, 2013.
(4)	Shares subject to the option vest in four annual installments beginning February 19, 2014.
(5)	Shares subject to the option vest in four annual installments beginning February 6, 2015.
(6)	Represents the target number of PRSUs granted in 2011. The PRSUs will be earned, in whole or in part, depending upon whether the company receives, with respect to any country or jurisdiction, approval of the applicable regulatory authority to manufacture and sell a product in that country or jurisdiction, or Commercial Approval. The target number of PRSUs will be earned when we obtain Commercial Approval from any regulatory authority for any therapeutic compound or product of the company, or the First Commercial Approval, provided that such approval is granted on or before May 26, 2016, or the termination date. The earned PRSUs will vest 50% on the date the committee determines that the First Commercial Approval has been received and 50% one year thereafter, subject to maintaining continued service. Additional PRSUs can be earned upon receipt of a Second Commercial Approval before the termination date, with 50% vested on the date the committee determines that the Second Commercial Approval has been received and 50% one year thereafter, subject to maintaining continued service. The maximum number of PRSUs that can be earned are as follows: Mr. Ellis — 60,000; Mr. Sherman — 25,500; Dr. Leamon — 12,000; and Dr. Nguyen — 25,500.
(7)	RSUs that vest in four annual installments beginning February 6, 2015.
(8)	Shares subject to the option vest in four annual installments beginning June 13, 2014.
(9)	Shares subject to the option vest in four annual installments beginning March 11, 2012.
(10)	The vesting schedules and expiration dates shown in the footnotes associated with Dr. Nguyen’s awards in this table reflect the vesting schedules and expiration dates as of December 31, 2014, which have subsequently been impacted by his resignation. As a result of Dr. Nguyen’s resignation effective March 23, 2015, all RSUs held by him were cancelled and forfeited, and all outstanding stock options held by him either have terminated or will terminate by June 23, 2015 if not earlier exercised.
(11)	Shares subject to the option vest in four annual installments beginning June 23, 2012.

OPTION EXERCISES AND STOCK VESTED IN 2014

The following table sets forth information regarding options exercised by our NEOs during 2014, and RSUs held by our NEOs that vested during 2014.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
P. Ron Ellis	99,060	1,034,234	—	—
Michael A. Sherman	14,927	56,321	—	—
Scot L. Harper, Ph.D.	—	—	—	—
Christopher P. Leamon, Ph.D.	—	—	—	—
Binh Nguyen M.D., Ph.D.	—	—	—	—
David D. Meek(3)	—	—	1,875	12,000

(1)	Value realized on exercise is calculated on the basis of the amount by which the closing price of our common stock on The Nasdaq Stock Market on the date of exercise exceeded the aggregate exercise price of the option, multiplied by the number of shares exercised under the option.
(2)	Value realized on vesting is calculated by multiplying the number of shares vesting by the closing price of our common stock on The Nasdaq Stock Market on the date of vesting.
(3)	The vesting of the RSUs held by Mr. Meek shown in the table was accelerated pursuant to his Separation Agreement.

None of the PRSUs held by our NEOs vested in 2014.

OTHER 2014 COMPENSATION INFORMATION

Pensions

During 2014, we did not maintain any plan providing for payments or other benefits at, following, or in connection with retirement.

Nonqualified Deferred Compensation

There were no nonqualified defined contributions or other deferred compensation plans for any NEO in existence during 2014.

Employment Agreements and Change in Control Arrangements

We do not currently have employment agreements with any of our NEOs, only Change in Control and Severance Agreements which are described in the following section.

ESTIMATED POST-EMPLOYMENT PAYMENTS
UNDER ALTERNATIVE TERMINATION SCENARIOS

The following summaries of the plans and agreements we have with our NEOs provide information regarding the payments and other benefits available to our NEOs upon the termination of their employment under various circumstances and a possible change in control of our company.

Change in Control and Severance Agreements

We have entered into Change in Control and Severance Agreements with each of the NEOs. These agreements and the award agreements for our equity awards provide for the following benefits:

If the NEO’s employment is terminated without Cause, or if the NEO terminates employment with us for Good Reason, the NEO will be entitled to:

•	a lump sum severance payment equal to nine months (12 months for Mr. Ellis) of the NEO’s then-current base salary;
•	nine months (12 months for Mr. Ellis) reimbursement of premiums under the Consolidated Omnibus Budget Reconciliation Act, or COBRA, for continued coverage under our medical, dental, or vision plans for the NEO and/or eligible dependents; and
•	unvested equity awards that would have vested in the following nine months (12 months for Mr. Ellis) will immediately vest and become exercisable.

If the NEO is terminated without Cause, or if the NEO terminates employment with us for Good Reason, within one year following a Change in Control, the NEO will be entitled to:

•	a lump sum payment equal to 12 months of base salary, as in effect immediately prior to the Change in Control or his termination, whichever is greater;
•	a lump sum payment equal to the target bonus for the year of termination or, if greater, for the year during which the Change in Control occurs;
•	twelve months reimbursement of COBRA premiums for continued coverage under our medical, dental, and/or vision plans for the NEO and eligible dependents; and
•	100 percent of unvested equity awards will immediately vest and become exercisable in full.

The foregoing severance benefits will be subject to the NEO providing us with an executed release of claims.

For the purposes of the above agreements, “cause,” “change in control,” and “good reason” are defined as follows:

“Cause”

(i) an act of personal dishonesty taken by the NEO in connection with his or her responsibilities as an employee and intended to result in the NEO’s substantial personal enrichment;

(ii) the NEO being convicted of, or pleading no contest or guilty to, a felony or misdemeanor that the Company reasonably believes has had or will have a material detrimental effect on the company;

(iii) a willful act by the NEO that constitutes gross misconduct and that is injurious to the company;

(iv) following delivery to the NEO of a written demand for performance that describes the basis for the company’s reasonable belief that the NEO has not substantially performed his or her duties, the NEO’s continued violations of his or her obligations to the company that are demonstrably willful and deliberate on the NEO’s part; and

(v) the NEO’s material violation of any written employment policy or standard of conduct of the company.

“Change in Control”

(i) a change in the ownership of the company which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the company that, together with the stock held by such Person, constitutes more than 50 percent of the total voting power of the stock of the company; provided, however, that for purposes of this subsection (i), the acquisition of additional stock by any one Person, who is considered to own more than 50 percent of the total voting power of the stock of the company will not be considered a Change in Control; or

(ii) a change in the effective control of the company which occurs on the date that a majority of members of the Board (each, a “Director”) is replaced during any 12 month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this subsection (ii), if any Person is considered to be in effective control of the company, the acquisition of additional control of the company by the same Person will not be considered a Change in Control; or

(iii) a change in the ownership of a substantial portion of the company’s assets which occurs on the date that any Person acquires (or has acquired during the twelve month period ending on the date of the most recent acquisition by such person or persons) assets from the company that have a total gross fair market value equal to or more than 50 percent of the total gross fair market value of all of the assets of the company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection (iii), the following will not constitute a change in the ownership of a substantial portion of the company’s assets: (A) a transfer to an entity that is controlled by the company’s stockholders immediately after the transfer, or (B) a transfer of assets by the company to: (1) a stockholder of the company (immediately before the asset transfer) in exchange for or with respect to the company’s stock, (2) an entity, 50 percent or more of the total value or voting power of which is owned, directly or indirectly, by the company, (3) a Person, that owns, directly or indirectly, 50 percent or more of the total value or voting power of all the outstanding stock of the company, or (4) an entity, at least 50 percent of the total value or voting power of which is owned, directly or indirectly, by a Person described in this subsection (iii)(B)(3). For purposes of this subsection (iii), gross fair market value means the value of the assets of the company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For purposes of this definition of Change in Control, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the company.

“Good Reason” means the NEO’s termination of employment within 90 days following the expiration of any cure period (discussed below) following the occurrence of one or more of the following, without the NEO’s express written consent:

(i) a material reduction of the NEO’s duties, position, or responsibilities, relative to the NEO’s duties, position, or responsibilities in effect immediately prior to such reduction, unless the NEO is provided with a comparable position (i.e., a position of equal or greater organizational level, duties, authority, compensation and status), provided, however, that a reduction in duties, position, or responsibilities solely by virtue of the company being acquired and made part of a larger entity (as, for example, when the Chief Executive Officer of the company remains as such following a Change in Control but is not the Chief Executive Officer of the acquiring corporation) will not constitute “Good Reason”;

(ii) a material reduction by the company in the NEO’s annualized base pay as in effect immediately prior to such reduction;

(iii) the relocation of the NEO’s principal place of performing his or her duties as an employee of the company by more than fifty (50) miles; or

(iv) the failure of the company to obtain the assumption of the agreement by a successor.

In order for an event to qualify as Good Reason, the NEO must not terminate employment with the company without first providing the company with written notice of the acts or omissions constituting the grounds for “Good Reason” within ninety (90) days of the initial existence of the grounds for “Good Reason” and a reasonable cure period of not less than thirty (30) days following the date of such notice.

Equity Awards

The EIP provides that all equity awards granted thereunder will vest in full, and all performance goals or other vesting criteria will be deemed achieved at 100% of target levels, upon a Change in Control if the successor corporation does not assume or substitute for the award. In addition, the award agreements for the PRSUs granted in 2011 provided that any unvested units will be considered fully vested and earned immediately prior to the consummation of a Change in Control, without regard to the actions of the successor corporation. “Change in Control” is defined in the EIP, and consequently in the PRSU award agreements, the same way it is defined in the Change in Control and Severance Agreements, as described above.

Estimated Payments for Termination or Change in Control as of December 31, 2014

The following table sets forth the value of the benefits that would have been payable to each of the NEOs, other than Mr. Meek and Dr. Nguyen, assuming that the following events occurred on December 31, 2014. For Mr. Meek, the amounts shown reflect the value of the benefits that he actually received in connection with his termination of employment effective July 13, 2014 as a result of our elimination of commercial positions. For Dr. Nguyen, he did not receive any benefits or other payments in connection with his resignation effective March 23, 2015, and therefore he is not included in the following table. The table does not include payments or other benefits under our 401(k) retirement plan and health and welfare plans because all salaried employees are entitled to the same benefits under those plans. The amounts shown are only estimates of the amounts that would be payable to the executives (other than Mr. Meek and Dr. Nguyen) upon termination of employment and do not reflect tax positions we may take or the accounting treatment of such payments. Actual amounts to be paid can only be determined at the time of separation.

Benefit	Voluntary resignation, retirement, death or disability ($)	Termination by the company without cause or by executive resignation with good reason ($)	Upon a change in control ($)	Termination within twelve months following change in control ($)
P. Ron Ellis
Severance Payment(1)	0	477,987	0	477,987
Stock Options(2)	0	137,000	274,000	274,000
RSUs(3)	0	35,381	141,525	141,525
PRSUs(4)	0	0	377,400	377,400
2014 Bonus(5)	0	0	0	285,367
COBRA reimbursement(6)	0	19,092	0	19,092
Total	0	669,460	792,925	1,575,371
Michael A. Sherman
Severance Payment(1)	0	243,705	0	324,940
Stock Options(2)	0	68,500	137,000	137,000
RSUs(3)	0	11,794	47,175	47,175
PRSUs(4)	0	0	160,395	160,395
2014 Bonus(5)	0	0	0	129,194
COBRA reimbursement(6)	0	11,133	0	14,844
Total	0	335,132	344,570	813,548

Benefit	Voluntary resignation, retirement, death or disability ($)	Termination by the company without cause or by executive resignation with good reason ($)	Upon a change in control ($)	Termination within twelve months following change in control ($)
Scot L. Harper, Ph.D
Severance Payment(1)	0	196,988	0	262,650
Stock Options(2)	0	0	0	0
RSUs(3)	0	11,794	47,175	47,175
PRSUs(4)	0	0	0	0
2014 Bonus(5)	0	0	0	104,707
COBRA reimbursement(6)	0	4,725	0	6,300
Total	0	213,507	47,175	420,832
Christopher P. Leamon, Ph.D.
Severance Payment(1)	0	209,888	0	279,851
Stock Options(2)	0	54,800	109,600	109,600
RSUs(3)	0	11,794	47,175	47,175
PRSUs(4)	0	0	75,480	75,480
2014 Bonus(5)	0	0	0	111,384
COBRA reimbursement(6)	0	9,153	0	12,204
Total	0	285,635	232,255	635,694
David Meek(7)
Severance Payment	0	260,186	0	0
Stock Options	0	0	0	0
RSUs	0	12,000	0	0
COBRA reimbursement	0	13,920	0	0
Total	0	286,106	0	0

(1)	The severance payment was determined based on base salaries in effect on December 31, 2014.
(2)	Represents intrinsic value of all unvested stock options that are accelerated as of the assumed date of termination or the assumed date of the change in control, as applicable. All calculations are based on $6.29 per share, the closing price of our common stock as reported by The Nasdaq Stock Market on December 31, 2014. The vesting of the unvested stock options would be accelerated, and the resulting value would be realized by the NEOs (a) under the “Upon a change in control” column, only if the successor corporation did not assume or substitute for the option award, as provided by the EIP, and (b) under the “Termination within twelve months following change in control” column upon the change in control if the successor corporation did not assume or substitute for the option award, as provided by the EIP, or upon subsequent termination even if the award had been assumed or substituted, as provided by the Change in Control and Severance Agreement.
(3)	Represents the value of all unvested RSUs that are accelerated as of the assumed date of termination or the assumed date of the change in control, as applicable. The value is calculated by multiplying the number of unvested RSUs that would vest by $6.29, the closing price of our common stock as reported by The Nasdaq Stock Market on December 31, 2014.
(4)	Represents intrinsic value of all unvested PRSU awards as of the assumed date of termination. All calculations are based on $6.29 per share, the closing price of our common stock as reported by The Nasdaq Stock Market for December 31, 2014. As provided by the award agreements, the NEOs would receive the amounts under the “Upon a change in control” and “Termination within twelve months following change in control” columns immediately prior to a change in control, regardless of whether or when their employment is terminated.
(5)	The 2014 bonus amount represents the target bonus opportunity for the executive. The bonuses were paid in February 2015, and the amounts paid were less than the target bonus opportunities.
(6)	Represents the amount of COBRA premiums for the executive and executive’s eligible dependents that would be reimbursable in connection with the applicable events.
(7)	The amounts shown for Mr. Meek reflect the amounts actually paid to him in connection with his termination of employment as a result of our elimination of commercial positions, or in the case of RSUs, the value of the RSUs that were accelerated (calculated by multiplying the number of RSUs for which vesting was accelerated by $6.40, the closing market price on July 11, 2014 (the trading day immediately preceding his termination date)).

2014 DIRECTOR COMPENSATION

Non-Employee Director Compensation

The following table sets forth information concerning compensation paid or accrued for services rendered to us by members of our Board of Directors for the year ended December 31, 2014. The table excludes Mr. Ellis, our President and Chief Executive Officer, and Dr. Low, our Chief Science Officer, who as employees do not receive any compensation from us in their roles as directors.

Name(1)	Fees Earned or Paid in Cash ($)	Option Awards(2) ($)	Total ($)
John C. Aplin, Ph.D.	62,500	86,167	148,667
Keith E. Brauer	50,000	86,167	136,167
Colin Goddard, Ph.D.	40,000	86,167	126,167
Ann F. Hanham, Ph.D.	42,500	86,167	128,667
Marc D. Kozin	43,750	86,167	129,917
Peter D. Meldrum	45,000	86,167	131,167
Fred A. Middleton	42,500	86,167	128,667
Lesley Russell, M.B.Ch.B.	38,750	86,167	124,917

(1)	Neither P. Ron Ellis or Philip S. Low, Ph.D., each of whom was a director, officer and employee of the company during 2014, is included in this table because they did not receive any additional compensation for their respective service as a director. Compensation information for Mr. Ellis is shown in the Summary Compensation Table on page 30, and compensation information for Dr. Low is shown below under “— Compensation of Dr. Low.”
(2)	The amount in this column represents the aggregate grant date fair value of the option awards awarded during 2014, computed in accordance with FASB Topic ASC 718. This amount does not correspond to the actual value that will be recognized by the director. The assumptions used in the valuation of this award are consistent with the valuation methodologies specified in the notes to our financial statements. For a discussion of the assumptions used to determine grant date value, see Note 11 of the Notes to Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2014.

The aggregate number of shares subject to stock options outstanding at December 31, 2014 for each non-employee director is as follows:

Name	Aggregate Number of Stock Options Outstanding as of December 31, 2014(1)
John C. Aplin, Ph.D.	63,706
Keith E. Brauer	82,421
Colin Goddard, Ph.D.	42,000
Ann F. Hanham, Ph.D.	63,706
Marc D. Kozin	48,000
Peter D. Meldrum	58,000
Fred A. Middleton	63,706
Lesley Russell, M.B.Ch.B.	56,000

(1)	Of the option shares, 324,206 have vested and 153,333 are unvested.

We refer to each of our non-employee directors as an outside director. The compensation policy for outside directors provides for (1) cash retainers and (2) automatic grants of stock options under the EIP as described in the following paragraphs.

At the request of the Compensation Committee, in 2014, Radford completed a comparative study of our director compensation program. Radford recommended that we target the 50th percentile of the peer group for purposes of the cash component of the director compensation program. Based on this target percentile, and utilizing the peer group companies that were being utilized for purposes of 2015 executive compensation, the Compensation Committee recommended, and the Board of Directors approved, the following changes to the cash component of our outside director compensation program, to be effective January 1, 2015:

•	for all outside directors, increase the annual cash retainer from $35,000 to $40,000;
•	for the Chairman of the Board, increase the additional annual cash payment from $20,000 to $25,000;
•	for the Chair of the Audit Committee, increase the additional annual cash payment from $15,000 to $20,000;
•	for the Chair of the Compensation Committee, increase the additional annual cash payment from $10,000 to $12,500;
•	for the Chair of the Nominating and Corporate Governance Committee, increase the additional annual cash payment from $7,500 to $10,000;
•	for each member of the Audit Committee other than the Chair, increase the additional annual cash payment from $7,500 to $9,000;
•	for each member of the Compensation Committee other than the Chair, increase the additional annual cash payment from $5,000 to $6,000; and
•	for each member of the Nominating and Corporate Governance Committee other than the Chair, increase the additional annual cash payment from $3,750 to $5,000.

Each of the payments to our outside directors is made on a quarterly basis, in consideration for their services in these respective roles.

Each new outside director is automatically granted an equity award on the date such person first becomes an outside director. Prior to February 2015, the equity award consisted of a stock option for 28,000 shares of our common stock. Beginning in February 2015, the equity award for a new outside director will consist of a stock option grant for 22,500 shares and a grant of 3,750 RSUs. A director who is an employee and who ceases to be an employee, but who remains a director, will not receive such an initial award. In addition, each outside director is automatically granted an equity award on the date of each annual stockholder meeting. In 2014, the equity award consisted of a stock option for 14,000 shares. Beginning in 2015, that annual equity award will consist of a stock option grant for 13,500 shares and a grant of 2,250 RSUs.

The exercise price of all stock options granted pursuant to the EIP is equal to the fair market value of our common stock on the date of grant. The term of all stock options is ten years. Subject to the adjustment provisions of the EIP, initial awards vest as to one-third of the shares subject to such awards on the business day before each date of each annual stockholder meeting following their respective commencement of service, provided such outside director continues to serve as a director through each such date. The annual awards vest as to 100 percent of the shares on the business day prior to the next annual stockholder meeting following the date of grant, provided such outside director continues to serve as a director through such date.

In the event of a “change in control,” as defined in the EIP, with respect to awards granted under the EIP to outside directors, the awards will fully vest and become fully exercisable as to all shares underlying such awards and all restrictions on awards will lapse, and all performance goals or other vesting criteria will be deemed achieved at 100 percent of target level and all other terms and conditions met if the outside director is terminated following the change in control other than by voluntary resignation (unless such resignation is at the request of the acquiror). In addition, stock options held by outside directors will fully vest upon the director’s resignation if such resignation was requested by the Nominating and Corporate Governance Committee.

The compensation committee, as the administrator of the EIP, may change or otherwise revise the terms of awards granted under the outside director compensation policy in its discretion.

Compensation of Dr. Low

Dr. Low is our Chief Science Officer and an executive officer. Dr. Low receives compensation from us in connection with his employment, based on his part-time employment status. Dr. Low does not receive any additional compensation for his service as a member of our Board of Directors. Dr. Low received the following compensation from us for 2014:

Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	Option Awards(3) ($)	All Other Compensation(4) ($)	Total ($)
208,718	83,325	404,730	840	697,613

(1)	Consists of base salary earned during 2014 and the bonus for 2014 performance that was paid in 2015. See “— Compensation Discussion and Analysis — Elements of Executive Compensation — Short-Term Incentives (Cash Bonuses)” for a discussion of our 2014 bonus program.
(2)	The amount in this column represents the aggregate grant date fair value of the RSUs awarded to Dr. Low in 2014 and is computed in accordance with ASC 718. To determine the grant date fair value of RSUs, we use the closing market price of a share of our common stock on the effective date of the award. The amounts ultimately realized by Dr. Low from the RSUs will depend on the price of our common stock in the future and may be quite different from the value shown.
(3)	The amount in this column represents the aggregate grant date fair value of the option award made to Dr. Low in 2014 and is computed in accordance with ASC 718. See Note 11 of the Notes to Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2014, for a discussion of assumptions made in determining the grant date fair value and compensation expense of stock options. This amount does not correspond to the actual value, if any, that may be recognized by Dr. Low.
(4)	This amount represents cell phone allowance.

As of December 31, 2014, Dr. Low held 427,988 stock options (of which 277,988 were vested), 7,500 RSUs (none of which were vested) and 12,000 PRSUs (none of which were earned or vested). As a salaried employee, Dr. Low is entitled to participate in our 401(k) retirement plan and our ESPP. Dr. Low is not a party to a Change in Control and Severance Agreement with us.

ANNUAL REPORT

Our Annual Report for the year ended December 31, 2014, including financial statements audited by Ernst & Young LLP, our independent registered public accounting firm, and Ernst & Young LLP’s report thereon, is available to our stockholders on the Internet as described in the Notice of Internet availability of proxy materials. In addition, a copy of our Annual Report on Form 10-K for the year ended December 31, 2014, will be sent to any stockholder without charge (except for exhibits, if requested, for which a reasonable fee will be charged), upon written request to Corporate Secretary, Endocyte, Inc., 8910 Purdue Road, Suite 250, Indianapolis, Indiana 46268. Our Form 10-K is also available and may be accessed free of charge through the Investor Relations section of our internet website at www.Endocyte.com.

STOCKHOLDER PROPOSALS AT 2016 ANNUAL MEETING

The date by which we must receive stockholder proposals for inclusion in the proxy statement and form of proxy relating to the 2016 annual meeting of stockholders is December 4, 2015. Notice of any director nomination or other proposal that a stockholder intends to present at the 2016 annual meeting of stockholders, but does not intend to have included in the proxy statement and form of proxy relating to the 2016 annual meeting of stockholders, must be delivered to our Corporate Secretary by mail at Corporate Secretary, Endocyte, Inc., 8910 Purdue Road, Suite 250, Indianapolis, Indiana 46268 not earlier than the close of business on January 18, 2016 and not later than the close of business on February 17, 2016. Stockholder proposals must comply with all of the applicable requirements set forth in the rules and regulations of the Securities and Exchange Commission, including Rule 14a-8, as well as the advance notification requirements set forth in our By-Laws. A copy of the advance notification requirements may be obtained upon request to Corporate Secretary, Endocyte, Inc., 8910 Purdue Road, Suite 250, Indianapolis, Indiana 46268.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act and so, we file periodic reports and other information with the Securities and Exchange Commission. These reports and the other information we file with the Securities and Exchange Commission can be read and copied at the public reference room facilities maintained by the Securities and Exchange Commission in Washington, DC at 100 F Street, N.E., Washington, DC 20549. The Securities and Exchange Commission’s telephone number to obtain information on the operation of the public reference room is (800) SEC-0330. These reports and other information are also filed by us electronically with the Securities and Exchange Commission and are available at its website, www.sec.gov.

INCORPORATION BY REFERENCE

To the extent this proxy statement has been or will be specifically incorporated by reference into any filing under the Securities Act of 1933, as amended, and the Exchange Act, the sections of this proxy statement entitled “COMPENSATION COMMITTEE REPORT” and “REPORT OF THE AUDIT COMMITTEE” should not be deemed to be so incorporated unless specifically otherwise provided in any such filing.

ENDOCYTE

ENDOCYTE, INC.
8910 PURDUE ROAD
SUITE 250
INDIANAPOLIS, IN 46268

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M87572-P61247

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

ENDOCYTE, INC.

The Board of Directors recommends you vote FOR the following:

		For	Withhold
1.	Election of Directors		
1a.	Keith E. Brauer	☐	☐
1b.	Ann F. Hanham, Ph.D.	☐	☐
1c.	Peter D. Meldrum	☐	☐

The Board of Directors recommends you vote FOR the following proposal:

		For	Against	Abstain
2.	Ratify the appointment of Ernst & Young LLP as our Independent Registered Public Accounting Firm for 2015.	☐	☐	☐

Please indicate if you plan to attend this meeting. ☐ **Yes** ☐ **No**

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

2015 Annual Meeting Admission Ticket

2015 Annual Meeting of Endocyte, Inc. Stockholders
May 14, 2015, 12:00 p.m. (EDT)
Offices of Faegre Baker Daniels LLP
600 East 96th Street, Suite 600
Indianapolis, Indiana

Upon arrival, please present this admission ticket and photo identification at the registration desk.

For directions to the meeting, call 317-569-9600 or go to
http://maps.google.com/maps?q=600+E.+96th+Street+Suite+600+Indianapolis%2c+Indiana+46240

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and the Annual Report/Form 10-K Wrap are available at www.proxyvote.com.

M87573-P61247

Proxy Solicited by Board of Directors for Annual Meeting - May 14, 2015

P. Ron Ellis, Michael A. Sherman, or either of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Endocyte, Inc. to be held on May 14, 2015, or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted as directed by the stockholder. If no such directions are indicated, the Proxies will vote FOR all nominees for election and FOR ratification of auditors. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

Continued and to be signed on reverse side